UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

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The McClatchy Company

(Exact Name of Registrant as Specified In Its Charter)

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THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

March 30, 2007

To our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of The McClatchy Company on Wednesday, May 16, 2007, at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818.

At this year’s meeting, you are being asked to: (i) elect directors for the coming year and (ii) ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent auditors. The notice of meeting and proxy statement that follow this letter describe these items in detail. Please take the time to read these materials carefully.

Your Board of Directors unanimously believes that the two (2) items proposed by the Board are in the best interests of McClatchy and its shareholders and recommends that you vote in favor of the proposals.

In addition to these items of business, at the meeting I will report to you on McClatchy’s financial position and results of operations and respond to comments and answer questions of general interest to shareholders.

Whether or not you plan to attend the meeting, it is important that your shares be represented. Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the meeting. If you vote by proxy and then attend the meeting and vote in person, your vote in person at the meeting will revoke votes by proxy previously submitted, and only your ballot will be counted for purposes of determining shareholder approval. If you are the beneficial owner of shares held through a broker or other nominee, you may vote in accordance with the instructions provided by your broker or nominee.

Thank you.

Sincerely,

Gary Pruitt

Chairman, President and Chief Executive Officer

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

THE McCLATCHY COMPANY

TO BE HELD MAY 16, 2007

To our Shareholders:

The annual meeting of shareholders of The McClatchy Company will be held on Wednesday, May 16, 2007, at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, for the following purposes:

1.	To elect directors to serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2007 fiscal year; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has chosen the close of business on March 20, 2007, as the record date to identify those shareholders entitled to notice of and to vote at the annual meeting. This notice, the attached proxy statement and the enclosed proxy card for the meeting are first being mailed to shareholders on or about March 30, 2007.

By Order of the Board of Directors

Karole Morgan-Prager, Corporate Secretary

March 30, 2007

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET AS DIRECTED ON YOUR PROXY. THE SUBMISSION OF YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of The McClatchy Company, a Delaware corporation, with its principal executive offices at 2100 Q Street, Sacramento, California 95816. This proxy is for use at McClatchy’s 2007 Annual Meeting of Shareholders to be held on Wednesday, May 16, 2007, at 9:00 local time, in the in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818.

This proxy statement contains important information regarding McClatchy’s 2007 Annual Meeting of Shareholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

As of the close of business on March 20, 2007, the record date, there were outstanding 55,874,265 shares of McClatchy’s Class A Common Stock and 26,104,397 shares of McClatchy’s Class B Common Stock. The Board of Directors is first sending this proxy statement and form of proxy to shareholders on or about March 30, 2007.

Classes of Stock and Voting Rights

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, the company is authorized to issue shares of two classes of Common Stock: Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share. Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the board of directors and to remove any director elected by the Class A shareholders. On all matters other than the election and removal of directors, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote.

Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders and to remove any director elected by the Class B shareholders. On all matters other than the election and removal of directors, each share of Class B Common Stock entitles the holder to one vote.

Form of Ownership

For each share that you own, regardless of the class from which it issues, your name or the name of someone appointed by you (for example, a broker or other nominee) appears in the company’s records as the owner of that share. If your name appears in the company’s records, you are considered the record owner of that share. If the name of someone appointed by you appears in the company’s records, you are considered the beneficial owner of that share. Because ownership status is determined by reference to a particular share, a shareholder who owns more than one share may be both a shareholder of record and a beneficial owner.

Methods of Voting

You may vote in person at the meeting or by proxy through the mail, by telephone or over the Internet.

Voting in Person at the Meeting

If you were the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on March 20, 2007, the record date, or if you hold a valid proxy from the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on the record date, you are entitled to attend the meeting and vote in person. Shareholders who attend the meeting and wish to vote in person will be provided with a ballot at the meeting.

If you plan to attend the meeting and vote in person, please be prepared to present photo identification for admittance. If you are the record owner of your shares, prior to granting you admission to the meeting, the company will verify your name against a list of record owners as of the close of business on the record date. If you are the beneficial owner of shares held through a broker or other nominee and wish to attend the meeting and vote in person, you will need to obtain a properly executed, valid proxy from your broker or nominee (the record owner), authorizing you to vote such shares. Please be prepared to present such a proxy for admittance. Similarly, if you are a proxy holder, please be prepared to present the properly executed, valid proxy that you hold.

Even if you plan to attend the meeting, the Board of Directors encourages you to complete, sign, date and submit a proxy card. You may revoke your proxy at any time prior to the close of voting at the meeting (see the section entitled “Revoking Your Proxy” below). If you attend the meeting and vote in person, your completed ballot will revoke any proxies previously submitted.

Voting by Proxy

If you do not plan or are unable to attend the meeting and vote in person, you may still vote by authorizing another to vote on your behalf in accordance with your directions. If you are a record owner, you may vote by proxy in any or all of the methods described below. The proxy last executed by you and submitted prior to the close of voting at the meeting will revoke all previously submitted proxies.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted FOR each of the Class A nominees for director proposed by the Board of Directors if you hold Class A shares; FOR each of the Class B nominees for director proposed by the Board of Directors if you hold Class B shares; and FOR ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

If you are the beneficial owner of shares held through a broker or other nominee, your broker or nominee should provide you with information regarding the methods by which you can direct your broker or nominee to vote your shares. Your broker or nominee might send you, for example, a voting instruction card, similar to the company’s proxy card, to be completed, signed, dated and returned to your broker or nominee by a date in advance of the meeting, and/or information on how to communicate your voting instructions to your broker or nominee by telephone or over the Internet.

Voting by Mail.    By completing, signing, dating and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is a likely indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.    To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet.    To vote on the Internet, please follow the instructions included on your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

Revoking Your Proxy

You may revoke your proxy at any time prior to the close of voting at the meeting by doing any one of the following:

•	complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies);

•	provide written notice of the revocation to McClatchy’s Secretary; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which under McClatchy’s bylaws is the number of shares sufficient to constitute a majority of the outstanding voting power of McClatchy common stock as of the record date, must be present in order to hold the meeting and to conduct business. In addition, with respect to the election of directors, at least one-third of the shares of each class of common stock (Class A and Class B) must be present to establish a quorum under the Delaware General Corporation Law. Shares are counted as being present at the meeting if you appear in person at the meeting or if you vote your shares by proxy, either through the mail, by telephone or over the Internet. If any broker non-votes (as described below) are present at the meeting, they will be counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The four nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The twelve nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote, and each share of Class B Common Stock entitles the holder to one vote, on all matters other than the election of directors presented at the meeting. If you abstain from voting with respect to a particular proposal, your vote will be counted as present for purposes of determining a quorum and present at the meeting and entitled to vote on the subject matter. Under the Delaware General Corporation Law and applicable New York Stock Exchange (“NYSE”) rules, shareholder approval requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Therefore, with respect to proposals other than the election of directors, under the Delaware General Corporation Law and applicable NYSE rules, an abstention has the same effect as a vote against the proposal. With respect to the election of directors, abstentions will have no effect on the outcome of the proposal since director nominees are elected by a plurality of the votes cast by the applicable class of McClatchy common shareholders.

Broker Non-Votes

If you are the beneficial owner of shares held through a broker, bank or other nominee, and your broker, bank or other nominee transmits proxy materials to you, but you do not return voting instructions, applicable regulations of the New York Stock Exchange permit your broker, bank or other nominee to vote your shares on certain routine matters without your instruction. Such regulations also list various non-routine matters as to which your broker, bank or other nominee may not vote your shares without your instruction. A vote which your broker, bank or other nominee does not have authority to cast pursuant to applicable regulations is known as a “broker non-vote.” To the extent that broker non-votes are applicable with respect to matters at the annual meeting, they will be treated as shares present for purposes of determining a quorum, but will not be treated as shares present and entitled to vote.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the meeting and will be published in McClatchy’s Quarterly Report on Form 10-Q for the second quarter of fiscal 2007, filed with the Securities and Exchange Commission. After the report is filed, you may obtain a copy by:

•	visiting our website at www.mcclatchy.com;

•	contacting our Investor Relations department at 1-916-321-1846; or

•	viewing our Quarterly Report on Form 10-Q for the second quarter of fiscal 2006 on the Securities and Exchange Commission’s website at www.sec.gov.

Proxy Solicitation Costs

McClatchy will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. McClatchy will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to McClatchy shareholders. Employees of McClatchy and its subsidiaries may also solicit proxies personally and by telephone. The expense for this would be nominal.

PROPOSALS

Item 1.    Election of Directors

Overview

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the board of directors. Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders. Only Class A shareholders are entitled to vote on the nominees for Class A director, and only Class B shareholders are entitled to vote on the nominees for Class B director.

Each nominee is presently a director of McClatchy. The directors elected will serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal. If any director nominee is unable or declines to serve as a director at the time of the meeting, the Board may, by resolution, provide for a lesser number of directors or designate a substitute director to fill the vacancy.

A brief biography for each nominee for director, grouped by class, appears below. Following the biographies of director nominees, the section entitled “Other Executive Officers” contains a brief biography for each of McClatchy’s non-director executive officers. Although the biographies of McClatchy’s non-director executive officers are presented under the section entitled “Proposals,” no action with respect to McClatchy’s non-director executive officers is sought from, or is to be taken by, the shareholders. The biographies of McClatchy’s non-director executive officers are presented under this section merely for convenient reference.

Voting Matters

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The four nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The twelve nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

Abstentions will have no effect on the outcome of Proposal 1, since the director nominees are elected by a plurality of the votes cast by the applicable classes of McClatchy common shareholders.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted, as applicable based on the class or classes of shares you hold, FOR each of the Class A nominees for director proposed by the Board of Directors and/or FOR each of the Class B nominees for director proposed by the Board of Directors. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Nominees for Class A Director

Elizabeth Ballantine, 58, has been a director of McClatchy since March 1998. Prior to joining the Board of Directors, Ms. Ballantine was a director of Cowles Media Company, a position she had held since 1993. Since 1999, Ms. Ballantine has been president of EBA Associates, a consulting firm. From 1993 to 1999 she was an attorney in the Washington, D.C. law firm of Dickstein, Shapiro, Morin and Oshinsky LLP. From 1990 until 1993, she worked as a private consultant advising clients on international business investments. Ms. Ballantine is a trustee of Grinnell College in Iowa and was chair of the Governing Board of the National Cathedral School in Washington, D.C. Since December 2004, Ms. Ballantine has been a director of the mutual funds of the Principal Financial Group of Des Moines, Iowa. She also serves on the board of directors of the Durango Herald, Inc. of Durango, Colorado.

Kathleen Foley Feldstein, 66, has been a director of McClatchy since 2006, joining the Board of Directors upon the close of McClatchy’s acquisition of Knight-Ridder, Inc. on June 27, 2006. Ms. Feldstein served on the Knight-Ridder board from 1998 to the date of the acquisition. Since 1987, she has been president of Economics Studies, Inc., a private consulting firm in Massachusetts. She earned a Ph.D. in economics from the Massachusetts Institute of Technology in 1977 and a bachelor’s degree in Russian literature from Radcliffe College in 1962. She serves on the board of BlackRock Closed End Funds and is chairman of the board of McLean Hospital in Belmont, Mass.

P. Anthony (Tony) Ridder, 66, has been a director of McClatchy since 2006, joining the Board of Directors upon the close of McClatchy’s acquisition of Knight-Ridder, Inc. on June 27, 2006. Mr. Ridder is the former chairman and chief executive officer of Knight-Ridder. He was named chairman and CEO of Knight-Ridder in 1995, served as company president beginning in 1989 and joined the corporate staff as president of the Newspaper Division in 1986. Mr. Ridder began his career with Knight-Ridder when he joined the American News in Aberdeen, S.D., in 1962. Mr. Ridder serves on the board of Sun MicroSystems, Inc., and on the board of trustees of Santa Clara University. He is a past chairman of the Newspaper Association of America.

Maggie Wilderotter, 52, has been a director of McClatchy since January 2001. Ms. Wilderotter is Chairman and Chief Executive Officer of Citizens Communications, a publicly-traded telecommunications company, a position she has held since December 2005. From November 2004 to December 2005 she was President and Chief Executive Officer of Citizens Communications. From February 2004 to November 2004, Ms. Wilderotter was Senior Vice President of World Wide Public Sector at Microsoft Corporation, and from November 2002 to February 2004, she was Microsoft’s Senior Vice President, Business Strategy. From 1997 to 2002, she served as President, Chief Executive Officer and director of Wink Communications, Inc., an interactive television technology company. From 1995 to 1997, Ms. Wilderotter was the Executive Vice President of National Operations and of wireless communication services in the United States at AT&T Wireless. From 1991 to 1995, Ms. Wilderotter was Senior Vice President of McCaw Cellular Communications, Inc. and also served as McCaw’s Regional President of the California/Nevada/Hawaii Region. McCaw became AT&T Wireless upon AT&T’s acquisition of McCaw. Ms. Wilderotter serves on the board of directors of Citizens Communications and Xerox Corporation. Ms. Wilderotter is also a member of the board of trustees of the College of Holy Cross.

Nominees for Class B Director

Leroy Barnes, Jr., 55, has been a director of McClatchy since September 2000. Mr. Barnes is the retired Vice President and Treasurer of PG&E Corporation, a provider of electricity and natural gas, and held this position from 2001 to 2005. From 1997 to 2001, Mr. Barnes was Vice President and Treasurer of Gap, Inc. From 1985 to 1997, Mr. Barnes was an executive at Pacific Telesis Group, the diversified telecommunications parent company of Pacific Bell, where he held positions as Assistant Treasurer, Division General Manager, and Vice President and Chief Financial Officer of PacTel Corporation, Pacific Telesis’ unregulated subsidiary. Mr. Barnes serves on the board of directors of Longs Drug Stores Corporation, Herbalife, Ltd. and Citizens Communications, Inc.

William K. Coblentz, 84, has been a director of McClatchy since March 1979. He is a senior partner in the San Francisco law firm of Coblentz, Patch, Duffy & Bass. He was a member of the board of directors of Pacific Telesis Group from 1976 to 1992 and is a member of the board of directors of the Central Valley Foundation. From 1964 to 1980, Mr. Coblentz was a member of the University of California Board of Regents, and served as chairman for two years. Since 1986, Mr. Coblentz has served as a member of the board of the Koret Foundation.

Molly Maloney Evangelisti,1 54, has been a director of McClatchy since July 1995. She worked in various capacities for The Sacramento Bee from October 1978 to December 1996, including the oversight of special projects.

Larry Jinks, 78, has been a director of McClatchy since July 1995. He spent 37 years with Knight Newspapers and Knight-Ridder, Inc., a newspaper publishing company. During that time, he served as managing editor of The Miami Herald from 1966 to 1972, as executive editor of The Miami Herald from 1972 to 1976, as editor of the San Jose Mercury News from 1977 to 1981, as a corporate officer of Knight-Ridder from 1981 to 1989, and as publisher of the San Jose Mercury News from 1989 to 1994. He is a former member of the executive committee of the Media Management Center at Northwestern University and former chairman of the Knight Foundation’s Journalism Advisory Committee.

Joan F. Lane, 78, has been a director of McClatchy since March 1989. She is currently a Special Assistant to the Board of Trustees and to the President of Stanford University. She served on the board of directors of the James Irvine Foundation from 1990 to 2001 and the Brown Group, Inc. from 1985 to 1996. From 1984 to 1991, she was a trustee of the San Francisco Foundation. Mrs. Lane served as Special Assistant to the Dean of the School of Humanities and Sciences of Stanford University from 1982 to 1992. She was a member of the board of trustees of Smith College from 1978 to 1985 and chairman of the board from 1982 to 1985.

Brown McClatchy Maloney,1 51, has been a director of McClatchy since September 2004. Mr. Maloney is the owner of Olympic View Publishing, publisher of Sequim Gazette, and Radio Pacific, owner of KONP radio, an ABC affiliate in western Washington State. From 1974 to 1989, prior to his ownership of Olympic View Publishing and Radio Pacific, Mr. Maloney held various circulation and advertising positions at the Anchorage Daily News, The Sacramento Bee and The Fresno Bee. He served as the president of Washington Newspaper Publishers Association from 1996 to 1997 and is currently president of the Washington Newspaper Publishers Association Foundation.

Kevin S. McClatchy,1 44, has been a director of McClatchy since September 1998. Since 1996, he has been the Managing General Partner and Chief Executive Officer of the Pittsburgh Pirates major league baseball team. From 1994 to 1995 he was President of the Northern California Sports Development Group and The Modesto A’s, a minor league baseball team. Mr. McClatchy held various positions with McClatchy from 1990 to 1994, including serving as Sales Director for The Newspaper Network, Inc., Advertising Director at the Amador Ledger Dispatch and Sales Representative for The Sacramento Bee.

William McClatchy,1 45, has been a director of McClatchy since September 2004. Mr. McClatchy is an entrepreneur, journalist and co-founder of Index Investing, LLC. He currently serves as editor of Index Investing’s ETFzone.com, a website supplying content concerning exchange-traded index funds. In 1999 Mr. McClatchy co-founded indexfunds.com, a website for index investing content. From 1987 through 1991, Mr. McClatchy served in a variety of editorial positions for computer magazines, including staff writer at PC Week and MAC Week, and microcomputing editor at Information Week. From 1993 to 1996 Mr. McClatchy worked as a reporter for The Fresno Bee.

[1]	Molly Maloney Evangelisti and Brown McClatchy Maloney are siblings. Kevin S. McClatchy and William McClatchy are their cousins.

Theodore R. Mitchell, 51, has been a director of McClatchy since September 2001. He is President and CEO of NewSchools Venture Fund, a national funder of education innovations, a position he has held since September 2005. He was President of Occidental College in Los Angeles, a position he held from July 1999 to August 2005. Dr. Mitchell was vice president of education and strategic initiatives at the J. Paul Getty Trust from 1998 to 1999. Dr. Mitchell held various positions with the University of California, Los Angeles from 1992 to 1998, including serving as Vice Chancellor, Academic Planning and Budget, and Vice Chancellor for External Affairs. He served as Deputy to the President and to the Provost of Stanford University from 1991 to 1992. Prior to that time, he was a professor at Dartmouth College, where he also served as Chair of the Department of Education.

Gary B. Pruitt, 49, has been Chief Executive Officer of McClatchy since May 1996 and President since May 1995. In May 2001, he was named McClatchy’s Chairman of the Board. He has been a director of McClatchy since July 1995. He served as Chief Operating Officer of McClatchy from 1995 to 1996. From 1994 to 1995, he served as Vice President, Operations and Technology of McClatchy. Prior to that time he was Publisher of The Fresno Bee from 1991 to 1994. He served McClatchy as Secretary and General Counsel from 1987 to 1991 and Counsel from 1984 to 1987. He currently serves as a member of the boards of directors of the Newspaper Association of America, the Associated Press and the James Irvine Foundation. Mr. Pruitt serves as chairman of the board of the James Irvine Foundation.

S. Donley Ritchey, 73, has been a director of McClatchy since July 1985. He retired from Lucky Stores, a diversified retail company, in 1986, where he was chief executive officer and chairman of its board of directors. Mr. Ritchey currently is a director of AT&T, Inc., De La Salle Institute and John Muir Health, and is managing partner of Alpine Partners, a family investment general partnership.

Frederick R. Ruiz, 63, has been a director of McClatchy since July 1993. Since 1998, he has been chairman of Ruiz Foods, Inc., a privately held frozen food company, and was President and Chief Executive Officer of that company from 1990 to 1998. Mr. Ruiz currently serves on the boards of directors of Gottschalks, Inc. and BLAST, the California Chamber of Commerce. He is a member of the Business Advisory Council of California State University, Fresno and a member of the UC Board of Regents.

Other Executive Officers

G. Lynn Dickerson, 49, was named Vice President, Operations of McClatchy effective on June 27, 2006. She oversees McClatchy’s newspaper operations in Texas and the Southeast. Previously, Ms. Dickerson served as Publisher and President of McClatchy’s Modesto Bee newspaper since May 2000. Before joining McClatchy in 2000, she spent four years as Publisher & President of the Times Record News in Wichita Falls, Texas, an E.W. Scripps newspaper, and was Publisher and President of Harte-Hanks Community Newspapers in suburban Dallas, Texas from 1992-1996. Ms. Dickerson is a past president of the Texas Daily Newspaper Association and President Elect of the California Newspaper Publishers Association.

Heather L. Fagundes, 38, has been Vice President, Human Resources of McClatchy since April 2004. Ms. Fagundes was Director of Human Resources for McClatchy corporate from December 1996 to April 2004. Ms. Fagundes joined McClatchy in 1992 as a human resources generalist. Ms. Fagundes is the chairperson of the 2004 Sacramento Workplace Excellence Leaders Award Committee and in 2002 was the president of the Sacramento Area Human Resources Association.

Christian A. Hendricks, 44, has been Vice President, Interactive Media of McClatchy since August 1999. He joined McClatchy in 1992 as Advertising Manager, Marketing for The Fresno Bee. From 1993 to 1994 he served as Marketing Director for The Fresno Bee. In 1994 he was named Manager of Technology for McClatchy. He held this position until 1996 when he was promoted to President and Publisher of Nando Media (now known as McClatchy Interactive), McClatchy’s interactive publishing and software development operation, where he served until August 1999. Mr. Hendricks serves on the Newspaper Association of America Foundation Board.

Karole Morgan-Prager, 44, has been General Counsel and Corporate Secretary of McClatchy since July 1995 and was named Vice President in May 1998. From 1992 to 1995, she was Associate General Counsel of The Times Mirror Company. She was an associate with the law firm of Morrison & Foerster LLP from 1987 to 1992. Ms. Morgan-Prager is a member of the National Advisory Council of the National Center for Courts and Media and a Member of the board of directors of the Media Law Resource Center.

Patrick J. Talamantes, 42, has been Vice President, Finance, and Chief Financial Officer of McClatchy since April 2001. In addition, from April 2001 to December 2002, he served as McClatchy’s Treasurer. Prior to joining McClatchy, he was with Sinclair Broadcast Group, Inc., a television broadcasting company, from 1996 to 2001, and served the last two years as Chief Financial Officer. Mr. Talamantes was Treasurer of River City Broadcasting LP, a broadcasting company located in St. Louis, from 1995 to 1996, and spent nine years in various banking positions with Chemical Bank of New York.

Howard C. Weaver, 56, has been Vice President, News of McClatchy since April 2001. He joined McClatchy in 1979 and, in 1983, became editor of the Anchorage Daily News. From 1995 to 1996, he served as assistant to the president for new media strategies and, from 1996 to 2001, he was editor of the editorial pages at The Sacramento Bee. Mr. Weaver is a member of the American Society of Newspaper Editors and has six times served as a Pulitzer Prize juror. Mr. Weaver is on the board of visitors, John S. Knight Fellowships, Stanford University, and was founding co-chair of the Northern News Service, an international press cooperative of Arctic nations.

Robert J. Weil, 56, has been Vice President, Operations of McClatchy since September 1997, overseeing McClatchy’s operations in the Northwest and the Midwest. He was named to this position after 17 years as a newspaper publisher. Mr. Weil joined McClatchy as Publisher of The Fresno Bee in 1994. From 1992 to 1994, he was President and Chief Operating Officer for Persis Media, a privately held company with newspapers in Washington and Tennessee. Mr. Weil held other senior management positions with Persis and Gannett Co. from 1973 to 1992. He currently serves as treasurer on the board of directors of American Press Institute.

Frank R. J. Whittaker, 57, has been Vice President, Operations of McClatchy since September 1997. He oversees McClatchy’s operations in California, Florida and Kentucky. Mr. Whittaker joined McClatchy as General Manager of The Sacramento Bee in 1985. From 1990 to 1997, he served as both President and General Manager of The Sacramento Bee. From 1972 to 1985, Mr. Whittaker served The Toronto Star newspaper in Canada in a variety of management positions, including director of strategic planning and circulation director. Mr. Whittaker is past president of the California Newspaper Publishers Association and serves on the board of the Audit Bureau of Circulations. In November 2002, Mr. Whittaker was named Treasurer of the Audit Bureau of Circulations.

Item 2.	Ratification of Deloitte & Touche LLP as McClatchy’s Independent Registered Public Accounting Firm

Overview

The Audit Committee of the Board of Directors has appointed, subject to ratification by the shareholders, Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 30, 2007. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire. They will also be available to respond to appropriate questions.

Fees Billed to McClatchy by Deloitte & Touche LLP

The following table shows the fees paid or accrued by McClatchy for the audit and other services provided by Deloitte & Touche LLP for fiscal 2006 and 2005.

	2006	2005
Audit Fees(1)	$2,645,627	$1,010,615
Audit-Related Fees(2)	1,247,566	82,094
Tax Fees(3)	756,775	43,272
All Other Fees	—	—

Total	$4,649,968	$1,135,981

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and our controls over financial reporting and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits, services related to business acquisitions and divestitures and other attestation services.
(3)	Tax fees for fiscal 2006 and 2005, respectively, consisted primarily of $26,333 and $29,836 for tax compliance and $730,442 and $13,436 for tax advice and tax planning.

In considering the services provided by Deloitte & Touche, the Audit Committee discussed the nature of the services with the independent auditors and management and determined that the services were compatible with the provision of independent audit services permitted under the rules and regulations of the SEC and the Sarbanes-Oxley Act of 2002. All of the fees paid or accrued reflected in the table above were paid or accrued in connection with engagements that were approved according to the Audit Committee’s pre-approval policy described below.

Audit Committee Pre-approval Policy

All audit and permissible non-audit services provided to McClatchy by Deloitte & Touche are pre-approved by the Audit Committee, or subject to the procedure established by the Audit Committee, by the Chairman of the Audit Committee if the fees for services involved are less than $50,000.

Voting Matters

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted FOR ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION

OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS McCLATCHY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CORPORATE GOVERNANCE AND BOARD MATTERS

General

The Board of Directors is responsible for overseeing the Company’s affairs for the benefit of McClatchy’s shareholders. The principal functions of the Board and its Committees are described in our Corporate Governance Guidelines, which are available on our website at www.mcclatchy.com or a copy of this document may be obtained, without charge, upon the request of any shareholder by contacting McClatchy at (916) 321-1846. For fiscal year 2006, the chief executive officer of McClatchy, certified to the NYSE that McClatchy was in compliance with the NYSE’s corporate governance listing standards.

In addition, we have also adopted a written code of business conduct and ethics that applies to all of our employees, as well as a code of ethics for senior officers that applies to our principal executive officer, principal financial officer, principal accounting office or controller, or persons performing similar functions. These codes of ethics can also be found on our website at www.mcclatchy.com or copies of these documents may be obtained, without charge, upon the request of any shareholder by contacting McClatchy at (916) 321-1846. Any waivers of the code of ethics will be posted on our website.

Board Independence

The Board has determined that each of the current director nominees, other than Gary Pruitt, Chairman, President and Chief Executive Officer, William McClatchy, who is the son of McClatchy’s former Publisher, James B. McClatchy (who retired in June 2005 and died in June 2006) and P. Anthony Ridder, who is the former Chief Executive Officer of Knight-Ridder, Inc. (which was merged into the Company in June 2006), has no material relationship with the Company and is “independent” within the meaning of the NYSE listing standards, as currently in effect. In evaluating the independence of Molly Maloney Evangelisti and Brown McClatchy Maloney, the Board took into consideration that they are cousins of James McClatchy and William McClatchy and in evaluating the independence of Kevin S. McClatchy, the Board took into consideration that he is a cousin of William McClatchy and a nephew of James B. McClatchy. The Board also considered, among other things, the overall nature of these familial relationships and that each of them lives in a separate household, and concluded that these relationships were not material with respect to the independence of each of Molly Maloney Evangelisti, Brown McClatchy Maloney or Kevin McClatchy as directors of McClatchy. Furthermore, the Board has determined that each of the members of the Audit Committee, the Compensation Committee, the Committee on the Board and the Nominating Committee is “independent” within the meaning of the NYSE listing standards, as currently in effect.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has 16 directors and the following five committees: (1) Audit Committee, (2) Compensation Committee, (3) Committee on the Board, (4) Nominating Committee and (5) Pension and Savings Plans Committee. The membership and function of these committees are described below. Each committee operates under a written charter that has been approved by the Board. These charters are available on our website at www.mcclatchy.com and are also available in print to any shareholder requesting copies. In addition, the Audit Committee charter is included as Appendix A to this proxy statement.

The Board of Directors met 15 times during fiscal 2006. No director attended fewer than 75% of the aggregate number of meetings of the board and any committee on which such director served. All directors attended the last annual meeting of shareholders. The Board has no formal policy regarding attendance at the company’s annual meetings of shareholders.

Compensation Committee

William K. Coblentz serves as the chairperson and Molly Maloney Evangelisti, Larry Jinks, S. Donley Ritchey and Maggie Wilderotter serve as members of the Compensation Committee. The Compensation

Committee reviews and approves goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of those goals and objectives. The Compensation Committee determines the compensation of the CEO and the other executive officers and recommends to the Board of Directors compensation of the non-employee directors, administers McClatchy’s incentive compensation and equity-based plans, oversees and assists in preparing the Compensation Discussion & Analysis for inclusion in the proxy statement, provides a description of the processes and procedures for the consideration and determination of executive and director compensation for inclusion in the proxy statement, prepares a Compensation Committee report for inclusion in the Company’s proxy statement, and annually reviews the Compensation Committee charter and the Committee’s performance. The report of the Compensation Committee is included in this proxy statement on page 23.

The Compensation Committee generally meets in July each year to consider compensation trends and best practices in compensation policies and their applicability to McClatchy. The Committee meets again in December each year to determine compensation (including base salary, bonus targets and long-term incentive awards) for the executive officers for the following fiscal year. In determining the compensation of the executive officers, the Compensation Committee has engaged Towers Perrin, an outside executive compensation consultant, to analyze trends in executive compensation and the compensation of the Company’s executive officers compared to a peer group consisting of other media companies. In addition, the Compensation Committee considers the recommendations of Mr. Pruitt with respect to the compensation of the executive officers other than himself. In January, the Compensation Committee meets to determine the bonus award for the prior fiscal year for Mr. Pruitt and to set the bonus formula for his bonus for the current fiscal year. With respect to the executive officers other than the CEO, in December each year the Compensation Committee determines the bonus targets for the following fiscal year. Mr. Pruitt then determines the particular bonus goals for the other executive officers within those targets. At the beginning of each fiscal year, Mr. Pruitt determines the amount of the bonus paid to the other executive officers for the prior fiscal year based on whether the goals have been attained.

The Compensation Committee has delegated to Mr. Pruitt the authority to grant SARs and long-term incentive awards to non-executive employees. The Committee determines the total number of SARs and other awards that Mr. Pruitt is permitted to grant annually. Mr. Pruitt makes grants of equity awards to new hires or promoted employees, with a grant date as of the employee’s first day of employment or effective date of promotion and, with respect to SARs and options, at an exercise price equal to the closing market price of our Class A Common Stock on the date of grant.

The Compensation Committee is comprised solely of non-employee directors of McClatchy, all of whom are independent pursuant to New York Stock Exchange rules. The Compensation Committee held five meetings during fiscal 2006.

Audit Committee

S. Donley Ritchey serves as the chairperson and Leroy Barnes, Jr., Kathleen Foley Feldstein, Larry Jinks, Joan F. Lane, and Frederick R. Ruiz serve as members of the Audit Committee. Mr. Barnes also serves on the audit committees of Longs Drug Stores Corporation, Herbalife, Ltd. and Citizens Communications, Inc. The Board has made an affirmative determination that service on such other audit committees does not impair Mr. Barnes’ ability to serve effectively on McClatchy’s Audit Committee. The Board has designated Mr. Ritchey and Mr. Barnes as “audit committee financial experts” as defined by Item 401(h) of Regulation S-K. The Audit Committee has been established in accordance with Section 10A(m)(1) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Among other things, the Audit Committee appoints, evaluates and determines the compensation of McClatchy’s independent auditors; reviews and approves the scope of the annual audit, and the financial statements; reviews McClatchy’s disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance, if provided by the Company; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on McClatchy’s financial statements; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews the Audit Committee charter and the Committee’s performance. The Audit Committee works closely with management and oversees McClatchy’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from McClatchy for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee held 12 meetings during fiscal 2006. The report of the Audit Committee is included in this proxy statement beginning on page 40.

Committee on the Board

Joan F. Lane serves as the chairperson and Elizabeth Ballantine, Leroy Barnes, Jr., William K. Coblentz, Molly Maloney Evangelisti, Larry Jinks, Kevin S. McClatchy, and Theodore R. Mitchell serve as members of the Committee on the Board. The Committee on the Board advises the Board of Directors with respect to corporate governance issues and such other matters relating to directors as may be deemed appropriate, including development of corporate governance principles applicable to McClatchy, evaluation of the composition and organization of the Board of Directors and its committees, and recommendation of qualifications, expertise and characteristics for potential Board members. The Committee on the Board annually reviews its charter and the Committee’s performance. The Committee on the Board held two meetings during fiscal 2006.

Nominating Committee

Larry Jinks serves as the chairperson and Elizabeth Ballantine, Brown McClatchy Maloney, Theodore R. Mitchell and S. Donley Ritchey serve as members of the Nominating Committee. The Nominating Committee conducts searches and evaluates and proposes nominees for election to the Board based on criteria approved by the Board. The Nominating Committee evaluates and recommends the proposal for the board slate for election by the shareholders and will consider recommendations from shareholders for director candidates, as described below. The Nominating Committee annually reviews its charter and the Committee’s performance. The Nominating Committee held three meetings during fiscal 2006.

Pension and Savings Plans Committee

Leroy Barnes, Jr. serves as the chairperson and Joan F. Lane, Kevin S. McClatchy, William McClatchy, Theodore R. Mitchell, Gary B. Pruitt and P. Anthony Ridder serve as members of the Pension and Savings Plans Committee. The Pension and Savings Plans Committee reviews McClatchy’s pension funding policy and objectives, monitors the investment of the assets in McClatchy’s 401(k) and Pension Plans, and recommends appropriate related action to the Board of Directors. The Pension and Savings Plans Committee annually reviews its charter and the Committee’s performance. The Pension and Savings Plans Committee held two meetings during fiscal 2006.

Consideration of Director Nominees

Shareholder Nominees

Any shareholder nominations proposed for consideration by the Nominating Committee for Board membership should include the nominee’s name and qualifications and should be addressed to:

Corporate Secretary

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

Director Qualifications

Under our Corporate Governance Guidelines, the Committee on the Board is responsible for reviewing with the Board the appropriate skills and characteristics of Board members, as well as the composition of the Board as a whole. Under these criteria, Board candidates should demonstrate high ethical standards, capacity for leadership and broad business or professional experience. In assessing a candidate, the Nominating Committee will consider skills; diversity; age; independence; geographic proximity to our newspapers and other operations; experience in areas such as operations, journalism, finance, interactive media and marketing; and the general needs of the Board.

Identifying and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In the event vacancies are anticipated or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating Committee and may be considered at any point during the course of the year. The Nominating Committee will consider properly submitted nominees of shareholders, as discussed above. The nominees standing for election at the 2007 annual meeting were recommended by the Nominating Committee in early 2007.

Executive Sessions

Executive sessions of non-management directors are held at least three times per year, as scheduled by the non-management director chairing the sessions. In addition, at least once each year, the independent directors meet in executive session. Executive sessions of the Board are scheduled and chaired by the Chair of the Committee on the Board. Joan Lane is the current chair of the Committee on the Board. Any non-management director may also request that additional executive sessions be scheduled.

Communication with the Board

Individuals may communicate with the Board by addressing correspondence to:

The Board of Directors

The McClatchy Company

c/o Corporate Secretary

2100 Q Street

Sacramento, CA 95816

All communication received will be reviewed and processed by the Corporate Secretary and communicated to the Board of Directors as appropriate. If you wish to contact only non-management directors, please direct correspondence to the Chair of the Committee on the Board at the address above.

PRINCIPAL SHAREHOLDERS

Class A Common Stock

The following table shows information about the beneficial ownership of shares of Class A Common Stock as of March 20, 2007, by each director and nominee for director; McClatchy’s chief executive officer; each of McClatchy’s four most highly compensated executive officers other than the chief executive officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class A Common Stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. All shares of Class A Common Stock subject to options exercisable within 60 days following the record date are deemed beneficially owned by the person holding those options. Also, each holder of Class B Common Stock is deemed to be the beneficial owner of the same number of shares of Class A Common Stock under the Securities and Exchange Commission rules, on the basis that he or she has the right, subject to the terms of the shareholders’ agreement described later in this proxy statement, to convert Class B Common Stock into Class A Common Stock. See the section entitled “Agreement Among Class B Shareholders.” For purposes of calculating the percentage of outstanding shares of Class A Common Stock beneficially owned by each shareholder, the shares of Class A Common Stock deemed to be owned by each shareholder because of his or her ownership of either Class B Common Stock or options to acquire Class A Common Stock are treated as outstanding only for that shareholder. As a result, the column showing the percentage of deemed beneficial ownership of Class A Common Stock does not necessarily reflect the beneficial ownership of Class A Common Stock actually outstanding as of the close of business on the record date.

			Deemed Beneficial Ownership of Class A Common Stock
Directors and Nominees for Director; Named Executive Officers; Directors and Executive Officers as a Group; Beneficial Owners of More Than 5% of Total Shares of Class Outstanding(1)	Number of Shares of Class A Common Stock		Number of Shares of Class A Common Stock		Percent of Class
William K. Coblentz	40,500	(2)	14,869,499	(3)(4)	21.0
Gary B. Pruitt	17,130		13,077,130	(3)(5)	19.0
William Ellery McClatchy	125		12,960,527	(3)(6)	18.8
William McClatchy	490		12,507,740	(3)(7)	18.3
Molly Maloney Evangelisti	99,302		5,583,677	(8)	9.1
Brown McClatchy Maloney	6,300		5,184,440	(9)	8.5
Kevin S. McClatchy	0		924,995	(10)	1.6
Frank R. J. Whittaker	5,218		167,218	(11)	*
Robert J. Weil	5,076		167,076	(12)	*
Patrick J. Talamantes	2,002		109,002	(13)	*
Howard Weaver	5,326		81,326	(14)	*
Estate of James B. McClatchy	23,500		73,500		*
Elizabeth Ballantine	42,090		62,090	(15)	*
P. Anthony Ridder	54,504		54,504		*
Frederick R. Ruiz	8,000		29,875	(16)	*
Joan F. Lane	3,125		25,000	(17)	*
S. Donley Ritchey	7,075		19,575	(18)	*
Larry Jinks	2,417		17,417	(19)	*
Leroy Barnes, Jr.	0		12,500	(20)	*
Maggie Wilderotter	0		12,500	(21)	*
Theodore R. Mitchell	0		10,000	(22)	*
Kathleen Foley Feldstein	2,183		2,183		*
Private Capital Management	9,986,763		9,986,763	(23)	17.9
Ariel Capital Management, LLC	8,224,228		8,224,228	(24)	14.7
FMR Corp.	3,024,679		3,024,679	(25)	5.4
JPMorgan Chase & Co.	3,013,798		3,013,798	(26)	5.4
Gardner Russo & Gardner	2,983,304		2,983,304	(27)	5.3
All executive officers and directors as a group (24 persons)	283,746		24,600,833	(28)	30.6

*	Represents less than 1%.
(1)

All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816, except as follows: (i) Private Capital Management, Inc., 8889 Pelican Bay Blvd., Naples, FL 34108; (ii) Ariel Capital Management, 200 East Randolph Drive, Suite 2900, Chicago, IL 60601; (iii) Gardner Russo & Gardner, 223 East Chestnut Street, Lancaster, PA 17602; (iv) FMR Corp., 82 Devonshire Street, Boston, MA 02109; and (v) JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017.

(2)	Includes 22,00 shares held as trustee under a revocable stock trust established by James B. McClatchy, deceased. William K. Coblentz disclaims beneficial ownership of these shares.
(3)

Includes 12,500,000 shares of Class B Common Stock held under four separate trusts each with 3,125,000 shares and different income beneficiaries. William McClatchy, William Ellery McClatchy, William K. Coblentz and Gary B. Pruitt share joint voting and investment control with respect to these trusts.

(4)	Includes 12,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(5)

Includes (i) 501,250 shares subject to stock options which are currently exercisable or exercisable within 60 days; (ii) 40,000 shares of restricted stock which were granted on January 25, 2005 and vest, subject to certain performance criteria, on January 25, 2009; and (iii) 18,750 shares of restricted stock which were granted on January 24, 2006, and vest over three annual installments subject to certain performance criteria beginning January 24, 2008.

(6)	Includes 11,000 shares subject to stock options, which are currently exercisable or exercisable within 60 days.
(7)	Includes 2,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(8)	Includes 21,875 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(9)	Includes 2,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(10)	Includes 17,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(11)	Includes 162,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(12)	Includes 162,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(13)	Includes 107,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(14)	Includes 76,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(15)	Includes 20,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(16)	Includes 21,875 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(17)	Includes 21,875 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(18)	Includes 12,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(19)	Includes 15,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(20)	Includes 12,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(21)	Includes 12,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(22)	Includes 10,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(23)

Based on a Schedule 13G/A filed February 14, 2007. Private Capital Management has sole voting and dispositive power with respect to 251,291 shares and shared voting power and dispositive power with respect to 9,735,472.

(24)	Based on a Schedule 13G/A filed on February 14, 2007. Ariel Capital Management, LLC has sole voting power with respect to 7,414,993 shares and sole dispositive power with respect to 8,183,583 shares.
(25)

Based on a Schedule 13G filed on February 14, 2007. Includes beneficial ownership of entities and individuals affiliated with FMR Corp., including Edward C. Johnson 3d and Fidelity Management & Research Company.

(26)

Based on a Schedule 13G/A filed on February 8, 2007. JPMorgan Chase & Co. has sole voting power with respect to 2,509,147 shares, shared voting power with respect to 459,286 shares, sole dispositive power with respect to 2,526,640 shares and shared dispositive power with respect to 458,782 shares.

(27)	Based on a Schedule 13G/A filed on February 12, 2007.
(28)

Includes those shares subject to options indicated in notes (4) through (22) above and 1,399,375 shares subject to stock options not otherwise included in notes (4) through (22) above, which are currently exercisable or exercisable within 60 days.

Class B Common Stock

The following table shows information about the beneficial ownership of shares of Class B Common Stock as of March 20, 2007 by each director and nominee for director; McClatchy’s chief executive officer; each of McClatchy’s four most highly compensated executive officers other than the chief executive officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class B Common Stock. Pursuant to the Shareholders’ Agreement described below, only current holders of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy may hold shares of Class B Common Stock of McClatchy. Accordingly, other than as listed below, no officer or director beneficially owns shares of the Class B Common Stock.

Directors and Nominees for Director; Named Executive Officers; Directors and Executive Officers as a Group; Beneficial Owners of More Than 5% of Total Shares of Class Outstanding(1)	Number of Shares of Class B Common Stock Beneficially Owned		Percent of Class
William Ellery McClatchy	14,816,499	(2)	56.8%
William K. Coblentz	12,949,527	(3)	49.6%
William McClatchy	12,505,000	(4)	47.9%
Gary B. Pruitt	12,500,000	(5)	47.9%
Molly Maloney Evangelisti	5,462,500	(6)	20.9%
Brown McClatchy Maloney	5,184,440	(7)	19.9%
Kevin S. McClatchy	907,495		3.5%
Estate of James B. McClatchy	50,000		0.2%
All executive officers and directors as a group (24 persons)	22,858,962	(8)	87.6%

(2)

Includes 12,500,000 shares of Class B Common Stock held under four separate trusts each with 3,125,000 shares and different income beneficiaries. William McClatchy, William Ellery McClatchy, William K. Coblentz and Gary B. Pruitt share joint voting and investment control with respect to these trusts. William Ellery McClatchy disclaims beneficial ownership of all but 3,125,000 shares in one such trust as to which he has a present income interest. Also includes 449,527 shares of Class B Common Stock over which William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased. William Ellery McClatchy disclaims beneficial ownership of these shares.

(3)

Includes 12,500,000 shares of Class B Common Stock held under four separate trusts each with 3,125,000 shares and different income beneficiaries. William McClatchy, William Ellery McClatchy, William K.

Coblentz and Gary B. Pruitt share joint voting and investment control with respect to these trusts. Also includes (i) 1,866,972 shares of Class B Common Stock held as trustee under a revocable stock trust established by James B. McClatchy, deceased; and (ii) of Class B Common Stock 449,527 shares of Class B Common Stock over which William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of a trust established under the will of Charles K. McClatchy, deceased. William K. Coblentz disclaims beneficial ownership of these shares.

(4)

Includes 12,500,000 shares of Class B Common Stock held under four separate trusts each with 3,125,000 shares and different income beneficiaries. William McClatchy, William Ellery McClatchy, William K. Coblentz and Gary B. Pruitt share joint voting and investment control with respect to these trusts. William Ellery McClatchy disclaims beneficial ownership of all but 3,125,000 shares in one such trust as to which he has a present income interest. William McClatchy disclaims beneficial ownership of these shares.

(5)

These shares are held under four separate trusts each with 3,125,000 shares of Class B Common Stock and different income beneficiaries. William McClatchy, William Ellery McClatchy, William K. Coblentz and Gary B. Pruitt share joint voting and investment control with respect to these trusts. Gary B. Pruitt disclaims beneficial ownership of these shares.

(6)

Includes 1,650,000 shares of Class B Common Stock held in trust over which Molly Maloney Evangelisti and Brown McClatchy Maloney share joint voting and investment control as co-trustees. Molly Maloney Evangelisti is a beneficiary under this trust.

(7)

Includes 1,650,000 shares of Class B Common Stock held in a trust over which Brown McClatchy Maloney and Molly Maloney Evangelisti share joint voting and investment control as co-trustees. Brown McClatchy Maloney is a beneficiary under this trust. Also includes 144,440 shares of Class B Common Stock held in four trusts for the benefit of each of his four children, each containing 36,110 shares. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

(8)	Includes those shares of Class B Common Stock indicated in notes (2) through (7) above.

Agreement Among Class B Shareholders

The holders of shares of Class B Common Stock are parties to an agreement, the intent of which is to preserve control of the company by the McClatchy family. Under the terms of the agreement, the Class B shareholders have agreed to restrict the transfer of any shares of Class B Common Stock to one or more “Permitted Transferees,” subject to certain exceptions. A “Permitted Transferee” is any current holder of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy.

In the event that a Class B shareholder attempts to transfer any shares of Class B Common Stock in violation of the agreement, or upon the happening of certain other events enumerated in the agreement as “Option Events,” each of the remaining Class B shareholders has an option to purchase a percentage of the total number of shares of Class B Common Stock proposed to be transferred equal to such remaining Class B shareholder’s ownership percentage of the total number of outstanding shares of Class B Common Stock. If all the shares proposed to be transferred are not purchased by the remaining Class B shareholders, McClatchy has the option of purchasing the remaining shares. In general, any shares not purchased under this procedure will be converted into shares of Class A Common Stock and then transferred freely. The agreement can be terminated by the vote of the holders of 80% of the outstanding shares of Class B Common Stock who are subject to the agreement. The agreement will terminate on September 17, 2047, unless terminated earlier in accordance with its terms.

DIRECTOR COMPENSATION

The following tables set forth the annual compensation paid or accrued by McClatchy to or on behalf of our non-employee directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b) (1)	(c)	(d)		(e)	(f)	(g)	(h)
Elizabeth Ballantine	$70,625	—	$28,002	(4)	—	—	—	$98,627
Leroy Barnes	$103,250	—	$28,002	(4)	—	—	—	$131,252
William Coblentz	$92,000	—	$28,002	(4)	—	—	—	$120,002
Molly Maloney Evangelisti	$85,750	—	$28,002	(4)	—	—	—	$113,752
Kathleen Foley Feldstein (2)	$36,750	—	—		—	—	—	$36,750
Larry Jinks	$102,000	—	$28,002	(4)	—	—	—	$130,002
Joan Lane	$103,250	—	$28,002	(4)	—	—	—	$131,252
Brown McClatchy Maloney	$80,750	—	$16,605	(5)	—	—	—	$97,355
Kevin S. McClatchy	$76,875	—	$28,002	(4)	—	—	—	$104,877
William McClatchy	$77,750	—	$16,605	(5)	—	—	—	$94,355
Theodore Mitchell	$84,500	—	$28,002	(4)	—	—	—	$112,502
P. Anthony Ridder (2)	$36,750	—	—		—	—	—	$36,750
S. Donley Ritchey	$109,500	—	$28,002	(4)	—	—	—	$137,502
Frederick R. Ruiz	$90,750	—	$28,002	(4)	—	—	—	$118,752
Maggie Wilderotter	$76,250	—	$28,002	(4)	—	—	—	$104,252

(1)	Includes annual retainer, committee chair fees and board and committee meeting fees, as described below.
(2)	Kathleen Foley Feldstein and P. Anthony Ridder were named members of the board of directors effective June 27, 2006, and as a result did not receive an award of stock options in 2006.
(3)

The full grant date fair value, computed in accordance with FAS 123R, for the stock option awards to each non-employee director for fiscal year 2006 was $32,628. Amounts shown in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, other than disregarding any estimates of forfeitures relating to service-based vesting conditions, for the 2006 option grants and option grants awarded in fiscal year 2005. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financials contained in its Form 10-K for the year ended December 31, 2006.

(4)

For fiscal years 2003 through 2006, non-employee directors received 3,000 options at each annual meeting. For fiscal years 1998 through 2002, non-employee directors received 2,500 stock options at each annual meeting. For fiscal year 1997 and prior, non-employee directors received 1,875 stock options at each annual meeting. Each such award has a 10-year term, and four-year ratable vesting each March 1 following the meeting based on continued service. The table below shows the vested and unvested but not yet exercised options held by each non-employee director, as well as the grant date and exercise price for those options, as of December 31, 2006:

(5)	Brown McClatchy Maloney and William McClatchy were named members of the board of directors in September 2004 and have received the annual grant of stock options only since May 2005.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)
Elizabeth Ballantine	05/21/1998 05/19/1999 05/17/2000 05/16/2001 05/15/2002 05/14/2003 05/19/2004 05/18/2005 05/17/2006	2,500 2,500 2,500 2,500 2,500 2,250 1,500 750 0	750 1,500 2,250 3,000	$30.00 $36.9375 $30.00 $41.00 $60.35 $59.58 $69.85 $69.81 $47.22
Leroy Barnes	05/16/2001 05/15/2002 05/14/2003 05/19/2004 05/18/2005 05/17/2006	2,500 2,500 2,250 1,500 750 0	750 1,500 2,250 3,000	$41.00 $60.35 $59.58 $69.85 $69.81 $47.22
William Coblentz	05/16/2001 05/15/2002 05/14/2003 05/19/2004 05/18/2005 05/17/2006	2,500 2,500 2,250 1,500 750 0	750 1,500 2,250 3,000	$41.00 $60.35 $59.58 $69.85 $69.81 $47.22
Molly Maloney Evangelisti	05/21/1997 05/21/1998 05/19/1999 05/17/2000 05/16/2001 05/15/2002 05/14/2003 05/19/2004 05/18/2005 05/17/2006	1,875 2,500 2,500 2,500 2,500 2,500 2,250 1,500 750 0	750 1,500 2,250 3,000	$25.75 $30.00 $36.9375 $30.00 $41.00 $60.35 $59.58 $69.85 $69.81 $47.22
Kathleen Foley Feldstein	—	—	—	—
Larry Jinks	05/17/2000 05/16/2001 05/15/2002 05/14/2003 05/19/2004 05/18/2005 05/17/2006	2,500 2,500 2,500 2,250 1,500 750 0	750 1,500 2,250 3,000	$30.00 $41.00 $60.35 $59.58 $69.85 $69.81 $47.22
Joan Lane	05/21/1997 05/21/1998 05/19/1999 05/17/2000 05/16/2001 05/15/2002 05/14/2003 05/19/2004 05/18/2005 05/17/2006	1,875 2,500 2,500 2,500 2,500 2,500 2,250 1,500 750 0	750 1,500 2,250 3,000	$25.75 $30.00 $36.9375 $30.00 $41.00 $60.35 $59.58 $69.85 $69.81 $47.22
Brown McClatchy Maloney	05/18/2005 05/17/2006	750 0	2,250 3,000	$69.81 $47.22

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)
Kevin McClatchy	05/19/1999 05/17/2000 05/16/2001 05/15/2002 05/14/2003 05/19/2004 05/18/2005 05/17/2006	2,500 2,500 2,500 2,500 2,250 1,500 750 0	750 1,500 2,250 3,000	$36.9375 $30.00 $41.00 $60.35 $59.58 $69.85 $69.81 $47.22
William McClatchy	05/18/2005 05/17/2006	750 0	2,250 3,000	$69.81 $47.22
Theodore Mitchell	05/15/2002 05/14/2003 05/19/2004 05/18/2005 05/17/2006	2,500 2,250 1,500 750 0	750 1,500 2,250 3,000	$60.35 $59.58 $69.85 $69.81 $47.22
P. Anthony Ridder	—	—	—	—
S. Donley Ritchey	05/16/2001 05/15/2002 05/14/2003 05/19/2004 05/18/2005 05/17/2006	2,500 2,500 2,250 1,500 750 0	750 1,500 2,250 3,000	$41.00 $60.35 $59.58 $69.85 $69.81 $47.22
Frederick R. Ruiz	05/21/1997 05/21/1998 05/19/1999 05/17/2000 05/16/2001 05/15/2002 05/14/2003 05/19/2004 05/18/2005 05/17/2006	1,875 2,500 2,500 2,500 2,500 2,500 2,250 1,500 750 0	750 1,500 2,250 3,000	$25.75 $30.00 $36.9375 $30.00 $41.00 $60.35 $59.58 $69.85 $69.81 $47.22
Maggie Wilderotter	05/16/2001 05/15/2002 05/14/2003 05/19/2004 05/18/2005 05/17/2006	2,500 2,500 2,250 1,500 750 0	750 1,500 2,250 3,000	$41.00 $60.35 $59.58 $69.85 $69.81 $47.22

Director Compensation Arrangements

We use a combination of cash and stock-based compensation to attract and retain qualified individuals to serve on our Board. Generally, the Compensation Committee reviews the compensation of our non-employee directors on a bi-annual basis. In determining director compensation, we have considered publicly-available data from companies within our peer group, data collected by our human resources department regarding trends in director compensation and competitive data prepared by Towers Perrin, our outside compensation consultant. We also consider the significant amount of time that our directors devote to the business of the Company.

During fiscal 2006, McClatchy paid its non-employee directors an annual retainer of $35,000 per year plus $1,750 per day for in-person attendance at meetings of the Board of Directors and $1,250 for attendance at committee meetings. Attendance at regular board meetings by teleconference was compensated at one-half the rate for in-person attendance. Committee chairpersons, other than the chair of the Audit Committee, received an additional $5,000 per year for their services. The Audit Committee chairperson received an additional $10,000 per year for his services. McClatchy also reimbursed non-employee directors for reasonable expenses incurred by them in connection with the business and affairs of McClatchy.

Each non-employee director received an annual grant of an option to purchase up to 3,000 shares of Class A Common Stock under the Amended and Restated 2001 Director Option Plan. The options were granted at fair market value, have a ten-year term and vest in four equal annual installments beginning March 1, 2007.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2007 Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”) and the Company’s 2006 Annual Report on Form 10-K, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Form 10-K”). Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy and Form 10-K.

Compensation Committee:

William K. Coblentz, Chairman

Molly Maloney Evangelisti

Larry Jinks

S. Donley Ritchey

Maggie Wilderotter

Compensation Discussion and Analysis

Our Compensation Committee is responsible for reviewing and approving the annual compensation for the nine executive officers of the Company, which include the named executive officers set forth in the Summary Compensation Table below: the President and Chief Executive Officer; the Vice Presidents of Operations; the Vice President of Finance and Chief Financial Officer; the Vice President of News; the Vice President of Interactive Media; the Vice President and General Counsel and the Vice President of Human Resources.

Objectives of Our Compensation Program

Our overall compensation program is designed to enable McClatchy to attract and retain key executives who we believe are essential to increasing shareholder value over the long term. We seek to motivate and reward our executives for not only the development, but also the achievement, of sound business objectives, and to provide an opportunity for executives to acquire an interest in McClatchy’s success through stock ownership under our stock incentive plans. We believe the following objectives serve as the foundation of our executive compensation program:

•

the overall compensation of our executives should be based on the performance of the executives in managing our company, taking into consideration general economic and specific company, industry and competitive conditions;

•

our executives’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will in the long-term reflect our operating performance and, therefore, the performance of our executives in managing the company;

•	by awarding long-term stock incentive awards to our executives, we focus our senior management on this long-term operating performance of McClatchy; and

•

while focusing on the long-term success of the company, annual business and individual performance goals are essential components within our executive compensation program, as the consistent achievement of these more immediate goals tracks the trajectory for long-term success.

Setting of Executive Compensation

Market Data.

To assist us in establishing the compensation levels of our executives, the Compensation Committee has, since 2005, relied on Towers Perrin, a nationally recognized executive compensation consulting firm. Each year, at the request of the Compensation Committee, Towers Perrin performs a study of the compensation of senior management at McClatchy and the other media companies included in Towers Perrin’s Media Industry Databank. Each year, at the request of the Compensation Committee, Towers Perrin performs a study and prepares a summary of the compensation paid to senior management at the companies included within the Towers Perrin Media Industry Databank. This databank includes over 90 publicly-traded media companies, the vast majority of which are not specific to the newspaper segment of the media industry. While the database includes the newspaper companies we view as our direct competition, the Compensation Committee does not look to those companies in particular in setting McClatchy’s executive compensation, but instead considers the compensation trends and amounts paid in this database as a whole. We believe it is important to review the compensation paid to this wider group of companies as it provides a broader base of information and compensatory trends in our industry as a whole, and we do not limit our recruiting efforts to solely other newspaper companies.

Internal Analysis.

The results of the study by Towers Perrin provide a starting point for our Compensation Committee’s analysis. While our Compensation Committee does not have any formal guidelines or policies with respect to the mix of base salary, bonus and long-term incentives, we generally target executive compensation levels at or near the median among the companies included in the Towers Perrin study for base salary, annual cash incentive and total direct compensation (which includes base salary, annual cash incentive, and long-term incentives), after adjustments in the data to reflect our size compared to those other companies.

However, our Compensation Committee looks extensively at a number of other factors in order to determine a total compensation package for each executive that is intended to reward executives for past contributions towards McClatchy’s long-term performance and to be a catalyst for continued advancement of McClatchy’s long-term success. In this regard, the Compensation Committee looks at performance indicators such as:

•	achievement in revenue;

•	earnings and cash flow;

•	circulation;

•	product excellence and market acceptance;

•	strategic planning outcomes and initiatives;

•	development of new products and services;

•	interactive and direct marketing initiatives;

•	management development;

•	achievement of diversity goals in hiring practices;

•	community involvement; and

•	good corporate citizenship.

The Compensation Committee annually evaluates the trends within and among these indicators, and no one indicator is specifically weighted more than another. The Compensation Committee also takes into consideration individual executive performance, industry and other relevant experience, internal pay equity, and general economic and industry conditions.

With regard to the compensation of our chief executive officer, we also take into account the compensation levels of the chief executive officers at 11 other publicly traded newspaper companies as reported by those companies, given that we consider those companies our primary competitors. These companies include:

• Belo Corporation	• Media General, Inc.

• Dow Jones & Company, Inc.	• New York Times Company

• Gannett Company, Inc.	• E.W. Scripps Company

• Journal Communications, Inc.	• Tribune Company

• Journal Register Company	• Washington Post Company

• Lee Enterprises, Inc.

Elements of Our Compensation Program

We compensate our named executive officers (“NEOs”) through a mix of:

•	annual base salary;

•	annual cash incentives based on achievement of performance objectives on an individual and unit and/or company-wide basis, as applicable;

•	cash incentives under the Amended and Restated Long-Term Incentive Plan (“L-TIP”), based upon growth in pre-tax earnings per share over a three-year period of time;

•	stock option, stock appreciation rights, and performance shares;

•	retirement benefits; and

•	executive perquisites.

Base Pay

It is the goal of our Compensation Committee to establish base salaries for our NEOs that reflect McClatchy’s performance and individual responsibility, experience and job performance. The Committee also considers internal pay equity factors and general economic and industry conditions. In determining our NEOs’ salaries for 2006, our Compensation Committee reviewed Towers Perrin’s analysis and recommendations, publicly available information on compensation at other newspaper companies, and the recommendations of Mr. Pruitt for the executive officers other than himself. As noted above, the Compensation Committee generally targets salary structures at the median pay levels of those of other newspaper companies, with particular emphasis on salary levels at companies of a size, or adjusted to a size, comparable to McClatchy. The Compensation Committee believes that, for 2006, the base salaries for McClatchy’s NEOs generally are within an appropriate range of the median base salaries for other newspaper companies, including companies in our peer group.

Annual Cash Bonus

The Compensation Committee views annual incentive bonuses as an essential component of our executive compensation program in that annual bonuses enable us to track our ability to meet our longer-term strategic goals. In addition, annual bonuses incentivize our executive officers, including the NEOs, to meet these longer-term goals by providing the officers an ability to reach shorter-term goals over which they have more direct control. The Committee’s goal is to establish short-term incentive opportunities that are meaningful in relation to each executive’s total compensation and the executive’s level of responsibility. In general, in evaluating performance, the higher the level of responsibility, the greater the proportion of the executive’s total compensation is at risk.

Non-CEO Cash Bonuses.We adopted our current Management by Objective Annual Bonus Plan, or MBO Plan, in 2000. Our MBO Plan is an annual cash incentive plan that links the actual payout of awards to performance results of the prior year. The MBO Plan, which applies to each NEO other than Mr. Pruitt, provides for the award of annual cash incentive compensation based on full or partial achievement of pre-established financial and non-financial performance goals. Incentive bonuses under the MBO Plan are determined by multiplying the target bonus amount by the number of points achieved towards the target, with such points expressed as a percentage. For fiscal year 2006, the annual cash incentive was targeted to a pre-determined percentage of the base salary of the participating NEO, varying from 40% to 50% (depending on the particular participant). In addition, each NEO participating under the MBO Plan has the opportunity to increase the target percentage of base salary eligible to be paid as an annual cash incentive by five or 10 percentage points based on the Company’s earnings per share (“EPS”) performance over a target amount (the “EPS Target”). As a result, each participating NEO’s annual incentive bonus target is a range of percentages as follows: for the Vice Presidents, Operations, the range is 50% to 60% of base salary; for the Chief Financial Officer, the range is 45% to 50% of base salary; and for the Vice President and General Counsel, the range is 40% to 45% of base salary. The EPS Target used for fiscal year 2006 to establish the target annual cash incentive level was re-established mid-year to take into account the Company’s acquisition of Knight-Ridder, Inc. For the first half of the year the EPS Target was $1.56 and for the second half of the year the EPS Target was $1.66. For this purpose, EPS is determined excluding extraordinary items.

Each participating NEO also is awarded points based on achievement of financial and non-financial goals established for the fiscal year relating to corporate results, business unit results and individual performance. Each performance objective is weighted to reflect its relative contribution to specific short-term and long-term financial, strategic and/or management practice goals applicable to the executive. For fiscal year 2006, the Vice Presidents, Operations was eligible to receive a maximum 160 points, the Chief Financial Officer a maximum of 130 points, and the Vice President, General Counsel a maximum of 120 points. These points translate to the maximum percentages of the target annual incentive payable to the NEO, and would be 160%, 130% and 120%, respectively.

The financial targets taken into consideration in assessing a participating NEOs achievement toward his or her maximum points consist of the following:

•	EPS at levels at or above the EPS Target amount;

•

If revenues are above budget, the extent to which revenues are captured in cash flow (i.e., revenue capture) or, if revenues are below budget, the extent to which cash flow is recovered through cost controls (i.e., revenue recovery);

•	Exceeding budget on cash flow, circulation and/or interactive media goals; and

•	Departmental cost controls.

The non-financial performance goals relate to corporate, departmental and project specific objectives, such as:

•	ensuring regulatory compliance;

•	acquisitions and divestitures;

•	technology initiatives;

•	organizational management and leadership; and

•	people-related objectives such as diversity improvements and departmental cohesion.

While the Compensation Committee determines the bonus targets for each executive officer for the year, Mr. Pruitt determines the particular bonus goals for the officers within those targets. Mr. Pruitt further determines the amount of the bonus paid to the other executive officers for the prior fiscal year based on whether the goals have been attained.

The following chart displays the weighting of each financial criteria and the points attributed to non-financial criteria as a whole for each participating NEO:

	Financial Goals
Name	EPS	Capturing or Recovering Revenues	Exceeding Budgeted Circulation	Exceeding Budgeted Operating Cash Flow	Exceeding Interactive Media Revenue Goals	Cost Containment Within Departmental Budgets	Non-Financial Goals	Total Maximum Points
Patrick Talamantes, Chief Financial Officer	10	N/A	N/A	40	N/A	10	70	130
Bob Weil, Vice President, Operations	10	10	16	100	3	N/A	21	160
Frank Whittaker, Vice President, Operations	10	10	16	100	3	N/A	21	160
Karole Morgan-Prager, Vice President, General Counsel	N/A	N/A	N/A	40	N/A	25	55	120

The table below shows the 2006 maximum bonus target, the maximum points and the maximum bonus payable to each of the NEOs, other than Mr. Pruitt, taking into account the target and points maximums. The table below also shows the actual bonus paid in respect of 2006 for each participating NEO (expressed as a dollar amount and as a percentage of base salary).

Name	Maximum MBO Target as a % of Base Salary	Maximum MBO Points Expressed as a %	MBO Maximum as a % of Base Salary	Bonus Award for 2006	Bonus Award as a % of Base Salary
Patrick Talamantes, Chief Financial Officer	50%	130%	65%	$170,000	38.7%
Bob Weil, Vice President, Operations	60%	160%	96%	$200,000	37.6%
Frank Whittaker, Vice President, Operations	60%	160%	96%	$220,000	41.4%
Karole Morgan-Prager, Vice President, General Counsel	45%	120%	54%	$125,000	35.5%

CEO Bonus Plan.    Under our CEO Bonus Plan approved March 19, 2003 by McClatchy stockholders, the Compensation Committee determines Mr. Pruitt’s bonus payment based on a formula established in advance by the Committee. In January 2006, the Committee determined the formula for Mr. Pruitt’s 2006 bonus. Under this formula, Mr. Pruitt’s 2006 bonus opportunity was based on a calculation of .005 times McClatchy’s operating cash flow (operating income plus depreciation and amortization) for the fiscal year, with a target payout of 100% of Mr. Pruitt’s annual base pay. In January 2007, the Committee reviewed Mr. Pruitt’s performance as CEO and noted that, while McClatchy’s results fell short of budget goals due to the slowing advertising environment in 2006, the Company marked its fifth consecutive year of advertising revenue growth and achieved its sixth consecutive year of outpacing the industry in revenue performance. In addition, under Mr. Pruitt’s leadership, the Company minimized the impact of the weakening advertising environment by controlling costs, with total cash expenses up only 1.5% from 2005 and achieved synergies greater than expected in connection with the acquisition of Knight-Ridder, Inc. The Committee recognized that each of McClatchy’s newspapers operated leading local internet sites in their respective markets and continued the important integration of the print and online operations. In 2006, the Company’s internet revenue grew more than 25% and while the Company experienced circulation declines consistent with the rest of the industry, the Company’s total audience increased (when taking into account the reach of the newspapers’ websites). In addition to its performance in its interactive operations, the Company continued to diversify its business mix of products and services, including direct marketing. The Company also increased the number of minorities in its newspapers’ newsrooms and in the EEOC’s “Officials and Managers” category. Ultimately, in recognition of Mr. Pruitt’s leadership and taking the above factors into account, the Committee awarded Mr. Pruitt a cash bonus of $950,000.

Special Transaction Bonus.    In June through August of 2006, McClatchy consummated the acquisition of Knight-Ridder, Inc. (“Knight-Ridder”), and entered into definitive agreements to divest 12 former Knight-Ridder newspapers. In recognition of this significant accomplishment, the Compensation Committee awarded discretionary, merit bonuses to the NEOs, as set forth in the following table:

SPECIAL TRANSACTION BONUS
Gary Pruitt, Chairman, President & Chief Executive Officer	$1,000,000
Patrick Talamantes, Vice President, Finance and Chief Financial Officer	$250,000
Karole Morgan-Prager, Vice President, General Counsel	$250,000
Robert Weil, Vice President, Operations	$100,000
Frank Whittaker, Vice President, Operations	$100,000

Long-Term Incentives

L-TIP.    The Committee believes L-TIP cash incentive awards contribute to keeping participating executives sharply focused upon maintenance of strong shareholder value even in challenging economic environments. In determining awards, the Committee, through a subjective evaluation process, sets the number of incentive units awarded to Mr. Pruitt and, as to the other NEOs, considers the recommendation of Mr. Pruitt. The determination of the number of award units granted each year relates primarily to levels of responsibility, but also include subjective factors not subject to specific criteria.

Awards for fiscal 2007 under McClatchy’s L-TIP were made in December 2006. These awards are comprised of incentive units, each of which represents a contingent right to receive in cash an amount equal to $1 times the number of percentage points by which McClatchy’s pre-tax earnings per share (without giving effect to any gain or loss on the sale of assets) increases over a three-year performance period. The performance period for the L-TIP awards granted in 2006 began on December 31, 2006, and will end on December 27, 2009. The table below sets for the L-TIP awards made to the NEOs in 2006:

2006 L-TIP AWARDS

Gary Pruitt, Chairman, President & Chief Executive Officer	25,000 units

Patrick Talamantes, Vice President, Finance and Chief Financial Officer	6,500 units

Robert Weil, Vice President, Operations	8,000 units

Frank Whittaker, Vice President, Operations	8,000 units

Karole Morgan-Prager, Vice President, General Counsel	5,000 units

Under the L-TIP, award payouts cannot exceed $1 million. In applying the L-TIP formula to Mr. Pruitt, the maximum payment would require a 40% growth in pre-tax earnings per share over the three year period ending December 27, 2009. Even with such significant growth achieved on behalf of stockholders through a 40% growth in pre-tax net earnings, the other NEOs would not receive the maximum, but instead would receive the following amounts: Patrick Talamantes, $260,000; Robert Weil, $320,000; Frank Whittaker, $320,000; and Karole Morgan-Prager, $200,000.

Stock Options, Stock Appreciation Rights (“SARs”) and Performance Shares.    The Committee believes equity-based awards help align the financial interests of the executive officers with those of shareholders, while at the same time serving as a retention mechanism and focusing our executive officers on the long-term success and share value of McClatchy. Such awards relate to the Company’s Class A Common Stock and are made pursuant to the Company’s 2004 Stock Incentive Plan. In determining the amount of the grants, the Committee, through subjective evaluation processes, determines the award for Mr. Pruitt, and, as to the other participants, including the NEOs, considers the recommendation of Mr. Pruitt. Elements given weight by the Committee in considering the equity incentive to be awarded to NEOs are individual responsibility and accountability, anticipated contributions, long-term value of the participant to McClatchy, and other subjective factors not subject to pre-determined specific criteria.

The Company currently grants SARs and, in the case of Mr. Pruitt for fiscal year 2005 and fiscal year 2006, restricted stock that vests based on performance criteria (i.e., performance shares). The Company awards SARs instead of options, and has since fiscal year 2005, in order to deliver approximately the same benefit as a stock option, but with a smaller charge to earnings under FAS 123R. All NEOs, including Mr. Pruitt, are eligible to receive an annual award of SARs. The Company determined in 2005 and 2006 to award Mr. Pruitt a portion of his long-term equity incentive as performance-based restricted stock in order to subject these awards to performance criteria other than the appreciation of the Company’s stock value. The performance criteria applicable to the 2005 and 2006 awards to Mr. Pruitt are set forth in footnote 3 to the Grants of Plan-Based Awards table and footnote 7 of the Outstanding Equity Awards at Fiscal 2006 Year-End table. In the case of outstanding performance shares, whether vested or unvested, the Company pays non-preferential dividends in the same amount and manner and at the same times as dividends are paid to the holders of the Company’s Class A Common Stock. The Compensation Committee did not award Mr. Pruitt restricted stock or performance-based restricted stock for 2007.

Pension and Other Retirement Benefits

Pension Plan and SERP.    McClatchy offers two retirement benefit plans. The McClatchy Retirement Plan is a qualified defined benefit pension plan open to all of our full-time and part-time employees, including each of the NEOs, who satisfy a six-month service requirement. The McClatchy Supplemental Executive Retirement Plan (“SERP”) is a non-qualified defined benefit plan that provides to our executive officers enhanced pension benefits, over and above the limitations set by the Internal Revenue Service. For additional information on these plans, see the Pension Benefits Table and accompanying narrative on page 35 below.

401(k) Plan.    McClatchy maintains a defined contribution 401(k) plan for eligible employees, including NEOs, called the Deferred Compensation and Investment Plan (the “DCIP”). Eligible employees may begin contributing salary deferral contributions to the DCIP immediately after the commencement of employment, however, a year of service is required to qualify for the matching company contribution provided under the DCIP. Participants can contribute between 1 to 25% of base pay each payroll period either as pre-tax salary deferral or after-tax employee contributions. Pre-tax salary deferrals are subject to statutory limits (in 2007, $15,000, or in the case of a participant age 50 or older, $20,500). Eligible participants are entitled to a matching contribution equal to 2/3rds of the salary deferral contributions, but only up to the first 6% of such salary deferral contributions. Stated differently, the maximum matching contribution is 4% of compensation. All contributions are fully vested and nonforfeitable when made. In addition, for each year, contributions to the DCIP must pass various nondiscrimination tests. For the matching company contributions made to our NEOs in 2006, see the “All Other Compensation” column of the Summary Compensation Table on page 31 below.

Perquisites and Other Personal Benefits

McClatchy provides the NEOs perquisites that the Compensation Committee believes are reasonably consistent with its overall compensation program and are attractive components of the total pay package in hiring and retaining executives in key positions. Currently, McClatchy pays club membership fees for the NEOs. In addition, they participate in a company car program, are eligible for voluntary financial planning assistance and are eligible for voluntary company-paid annual physicals. In 2006, we determined that in 2008 the company car program and club membership program will be terminated. The Compensation Committee will continue to review other perquisites for their appropriateness in light of industry and general economic trends. The table below shows the car and club membership perquisites received by each of the NEOs during 2006:

2006 NEO PERQUISITES

Name	Car Program	Club Membership	Total
Gary Pruitt	$12,692	$2,316	$15,008
Patrick Talamantes	$12,822	$5,680	$18,502
Bob Weil	$14,614	$5,280	$19,894
Frank Whittaker	$15,638	$2,316	$17,954
Karole Morgan-Prager	$13,969	$4,864	$18,833

The amount relating to the provision of executive physicals were in total less than $100 and therefore is not shown in the table. The amounts shown for the car program represent the aggregate incremental cost to McClatchy for each NEO’s use of a company car for 2006 and include expenses relating to gas, insurance and similar expenses for the year. The amounts shown for the country club memberships represent the club membership dues for 2006.

Equity Grant Policies.

Our Compensation Committee makes all equity grants to our executive officers, including the NEOs, at its December meeting each year. The grant date of all equity awards is the date of Compensation Committee approval, and the exercise price of all options granted, historically and, as applicable, in the future is the closing market price of our Class A Common Stock on the date of grant. For new hires or promotions within the executive officer team, the Compensation Committee approves the awards with a grant date of the executive’s first day of employment.

In addition, the Compensation Committee has delegated to Mr. Pruitt the authority to grant SARs and long-term incentive awards to non-executive employees. The Committee determines the total number of SARs and other awards that Mr. Pruitt is permitted to grant annually. Mr. Pruitt makes grants of equity awards to new hires or promoted employees, with a grant date as of the employee’s first day of employment or effective date of promotion and, with respect to SARs and options, at an exercise price equal to the closing market price of our Class A Common Stock on the date of grant.

We do not have, and do not plan to have in the future, a policy to coordinate the timing of the release of material non-public information for the purpose of affecting the value of executive compensation (including equity awards).

Accounting and Tax Considerations.

Generally, we structure our compensation programs to comply with the Internal Revenue Code Section 162(m). Section 162(m) of the Code limits the deduction available to McClatchy for compensation paid to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer to the extent the compensation paid to any such person exceeds $1,000,000, unless such compensation was based on performance goals determined by a compensation committee consisting solely of two or more non-employee directors and the performance goals are approved by the shareholders prior to payment. In order to maximize the tax deductibility of awards under Section 162(m) of the Code, McClatchy submitted its 2004 Stock Incentive Plan for approval of the shareholders in 2004, which Plan was approved. Also, effective January 25, 2005, McClatchy adopted the Long-Term Incentive Plan, which was approved by the shareholders at the 2005 Annual Meeting of Shareholders and qualifies under Section 162(m) of the Code. Finally, effective in January 2003, McClatchy adopted the Amended and Restated CEO Bonus Plan that was approved by the shareholders at the 2003 Annual Meeting of Shareholders and also qualifies under 162(m) of the Code. McClatchy may also determine to pay compensation to the executive officers, including the chief executive officer, which may not be deductible under Section 162(m) of the Code.

Summary Compensation Table

The following tables set forth the annual compensation paid or accrued by McClatchy for the NEOs for the fiscal year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Grants ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(3)	(g)(4)	(h)(5)	(i)(6)	(j)
Pruitt, Gary B. Chairman, President and Chief Executive Officer	2006	$1,050,000	$1,000,000	$1,055,875	$780,012	$950,000	$647,733	$118,191	$5,601,811

Talamantes, Patrick Vice President, Finance, and Chief Financial Officer	2006	$439,000	$250,000		$299,170	$170,000	$33,705	$28,301	$1,220,176

Weil, Robert Vice President, Operations	2006	$532,000	$100,000		$371,619	$200,000	$148,196	$32,712	$1,384,527

Whittaker, Frank R.J. Vice President, Operations	2006	$532,000	$100,000		$371,619	$220,000	$208,813	$30,772	$1,463,204

Morgan-Prager, Karole, Vice President, General Counsel	2006	$352,000	$250,000		$185,809	$125,000	$13,489	$28,672	$954,970

(1)

Amounts shown in column (d) represent the special cash bonuses paid to the NEOs in connection with the Company’s acquisition of Knight-Ridder, Inc. and the divestitures of certain Knight-Ridder newspapers, as described in the table above entitled “Special Transaction Bonus.”

(2)

Amounts shown in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, other than disregarding any estimates of forfeitures relating to service-based vesting conditions, for the performance shares and restricted stock awarded in fiscal years 2005 and 2006. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financials contained in its Form 10-K for the year ended December 31, 2006. At its December 2005 meeting, the Compensation Committee determined to make an award of performance-based restricted stock to Mr. Pruitt, subject to determination at its January 24, 2006 meeting of the performance goals that would serve as the vesting criteria for the restricted stock. As a result, Mr. Pruitt’s 2005 SAR award was less than Mr. Pruitt otherwise would have received, and the SAR award (the first vesting date for which is March 1, 2007) and the performance restricted shares both were taken into consideration in making the total equity incentive award for services to be rendered in 2006. At its December 12, 2006 meeting, the Compensation Committee determined not to make a restricted stock grant at its January 2007 meeting, and currently has no plans to make annual restricted stock grants to Mr. Pruitt. As a result, Mr. Pruitt’s SAR grant received at the December 2006 meeting, reflects the full amount of equity incentive award for services to be rendered in 2007 (and the first vesting date for that award is March 1, 2008).

(3)

Amounts shown in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for SARs and stock options awarded in 2006 and prior years, other than disregarding any estimates of forfeitures relating to service-based vesting conditions for SARs awarded to the NEO in fiscal 2006 and fiscal year 2005. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financials contained in its Form 10-K for the year ended December 31, 2006.

(4)

Amounts shown in column (g) reflect the amounts earned as annual cash incentives under the CEO Bonus Plan with respect to Mr. Pruitt and the MBO Plan for the other NEOs. No amount was earned under McClatchy’s LTIP from the award period ending December 31, 2006. For additional information on these grants in 2006, see the Grants of Plan-Based Awards Table and accompanying footnotes below.

(5)

Amount represents the aggregate change in the actuarial present value of the NEO’s accumulated benefit under the McClatchy Retirement Plan (the “Pension Plan”) and Supplemental Executive Retirement Plan (the “SERP”) from the measurement date used for financial statement reporting purposes from 2005 to 2006. For 2005, the assumptions used to determine the present value for the Pension Plan and SERP benefits in the aggregate were a 5.5% interest rate and the 1994 Group Annuity Mortality table (“GAM 94”). For 2006, the assumptions used to determine the present value of the aggregate accumulated benefit were a 6% interest rate and the RP 2000 mortality table. The Company does not maintain a deferred compensation plan.

(6)

Amounts shown in column (i) include (a) contributions by McClatchy to McClatchy’s 401(k) Plan on behalf of each of the NEOs to match pre-tax elective deferral contributions made by each officer to such plan ($8,800 per NEO), (b) premium payments to continue life insurance coverage under the McClatchy Group Executive Life Insurance Plan at a level not otherwise available under McClatchy’s standard life insurance coverage (Mr. Pruitt: $11,863; Mr. Talamantes: $999; Mr. Weil: $4,017; Mr. Whittaker: $4,017; and Ms. Morgan-Prager: $1,038), and (c) perquisites identified above on page 30 in the table entitled “2006 NEO Perquisites.” With regard to Mr. Pruitt, this amount also includes premiums paid on his behalf under McClatchy’s Long-Term Disability Plan ($27,169), and the related tax gross up ($13,051), as well as the cash dividends paid on the shares of restricted stock held by Mr. Pruitt ($42,300). The Long-Term Disability insurance policy covers the payments to be made to Mr. Pruitt for a disability termination of employment under Mr. Pruitt’s employment agreement that are described on page 37 of this proxy.

Grants of Plan-Based Awards

The following table contains information concerning grants of equity and non-equity compensation to the NEOs during the fiscal year ended December 31, 2006.

Grants of Plan-based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)(2)		(e)		(f)	(g)(3)	(h)	(i)	(j)	(k)	(l)
Pruitt, Gary B.	01/24/2006 01/24/2006 12/12/2006	—	$ $	1,050,000 1,000,000	$ $	2,000,000 1,000,000		25,000			100,000	$42.50	$ $	1,451,250 897,850
Talamantes, Patrick J.	02/28/2006 12/12/2006	—	$ $	175,500 1,000,000	$ $	285,350 1,000,000					32,000	$42.50		$287,312
Weil, Robert J.	02/28/2006 12/12/2006	—	$ $	266,000 1,000,000	$ $	510,720 1,000,000					40,000	$42.50		$359,140
Whittaker, Frank R.J.	02/28/2006 12/12/2006	—	$ $	266,000 1,000,000	$ $	510,720 1,000,000					40,000	$42.50		$359,140
Morgan-Prager, Karole	02/28/2006 12/12/2006	—	$ $	140,800 1,000,000	$ $	190,080 1,000,000					20,000	$42.50		$179,570

(1)

Amounts relate to the L-TIP awards granted on December 12, 2006 and described in the table above on page 28 entitled “2006 L-TIP Awards” and to the cash bonus targets, threshold and maximum amounts payable in connection with the NEO’s bonus potentials for 2006 performance. There are no thresholds or targets (or equivalent items) associated with the L-TIP awards. The chart on page 31 of this proxy shows that the cash bonus amounts actually paid to the NEOs other than Mr. Pruitt for 2006 performance. Mr. Pruitt actually received an annual incentive award of $950,000.

(2)

L-TIP payouts with respect to any award year will be based on increases in McClatchy’s pre-tax earnings per share over a three-year performance period, and paid at the rate of $1 per unit multiplied by the number of percentage points of increase in pre-tax earnings per share (subject to a maximum payout per award per individual of $1,000,000). As shown above in the Compensation and Disclosure Analysis, for fiscal year 2006, Mr. Pruitt was awarded 25,000 L-TIP units, Mr. Talamantes was awarded 6,500 L-TIP units, Mr. Weil and Mr. Whittaker each were awarded 8,000 L-TIP units and Ms. Morgan-Prager was awarded 5,000 L-TIP units. The performance period for L-TIP awards granted in 2006 began December 31, 2006 and will end on December 27, 2009. Therefore, please note that because no financial results for any portion of the performance period for the fiscal 2006 awards have actually been published, the “Target” shown reflects the maximum payable under the Long-Term Incentive Plan. As a result, the actual value of these L TIP awards upon payout may differ significantly from the numbers set forth above. By way of example only, if the performance period were December 26, 2005 to December 31, 2006, the payout would have been $0, since pre-tax earnings per share in 2006 did not exceed pre-tax earnings per share in 2005.

(3)

The amount in column (g) relates to the grant of 25,000 shares of Class A Common restricted shares on January 24, 2006. There are no thresholds or maximums (or equivalent items) associated with this award. This grant vests ratably on each of the first four grant date anniversaries, subject to the performance criteria. An alternate vesting schedule provides for all or a portion of unvested amounts to vest if the performance criteria are satisfied in a later year. With respect to the ratable vesting criteria under this restricted stock grant, each tranche vests on the applicable grant date anniversary as follows: (A) 100%, if as of the applicable vesting date for such tranche operating income for the fiscal year just previously ended exceeds operating income for fiscal year 2005, (B) 50%, if as of the applicable vesting date for such tranche operating income for the fiscal year just previously ended is at least 75% of operating income for fiscal year 2005, or (C) 0%, if as of the applicable vesting date for such tranche operating income for the fiscal year just previously ended is less than 75% of operating income for fiscal year 2005. Under the alternative vesting schedule applicable to any tranche that does on vest on its first vesting date, shares shall vest (A) 100% on the next vesting date on which operating income for the fiscal year just previously ended exceeds operating income for fiscal year 2005, or (B) 50% on the next vesting date on which operating income for the fiscal year just previously ended is at least 75% of the operating income for fiscal year 2005. Any amount of restricted stock that does not become vested on January 24, 2010 or on a prior vesting date based on attainment of the performance criteria just described is immediately forfeited. In addition, unvested shares of restricted stock are forfeited in the event that Mr. Pruitt’s employment terminates prior to January 24, 2010.

Dividends on the shares subject to this award are paid to Mr. Pruitt as taxable compensation in the same manner and amount and at the same time as dividends are payable on McClatchy’s outstanding Class A Common Stock.

(4)	The SARs vest in four equal annual installments beginning on March 1, 2008.
(5)	Amounts represent the full grant date fair value of the SAR awards, as computed in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal 2006 Year End.    The following tables set forth information concerning the outstanding equity awards held by the NEOs as of December 31, 2006.

Outstanding Equity Awards at Fiscal 2006 Year-End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(d)	(e)		(f)	(g)	(h)	(i)		(j)
Pruitt, Gary B.	— — — 6,250 50,000 75,000 100,000 75,000 65,000 55,000 50,000	100,000 75,000 18,750 50,000 25,000	(2) (3) (4) (5) (6)	—	$ $ $ $ $ $ $ $ $ $	— 42.50 59.09 71.10 67.31 57.20 45.98 40.38 40.38 32.88 26.19	— 12/12/2016 12/13/2015 12/14/2014 12/16/2013 12/17/2012 12/12/2011 12/13/2010 12/15/2009 11/30/2008 01/13/2008	—	—	65,000	(7)	$ $	2,814,500 80,000

Talamantes, Patrick J.	— — 6,500 13,000 18,000 24,000 20,000	32,000 26,000 19,500 13,000 6,000	(2) (3) (4) (5) (6)	—	$ $ $ $ $ $ $	42.50 59.09 71.10 67.31 57.20 45.98 39.89	12/12/2016 12/13/2015 12/14/2014 12/16/2013 12/17/2012 12/12/2011 04/02/2011	—	—	—			$25,600

Weil, Robert J.	— — 8,000 16,000 24,000 32,000 26,000 24,000	40,000 32,000 24,000 16,000 8,000	(2) (3) (4) (5) (6)	—	$ $ $ $ $ $ $ $	42.50 59.09 71.10 67.31 57.20 45.98 40.38 40.38	12/12/2016 12/13/2015 12/14/2014 12/16/2013 12/17/2012 12/12/2011 12/13/2010 12/15/2009	—	—	—			$32,000

Whittaker, Frank R.J.	— — 8,000 16,000 24,000 32,000 26,000 24,000	40,000 32,000 24,000 16,000 8,000	(2) (3) (4) (5) (6)	—	$ $ $ $ $ $ $ $	42.50 59.09 71.10 67.31 57.20 45.98 40.38 40.38	12/12/2016 12/13/2015 12/14/2014 12/16/2013 12/17/2012 12/12/2011 12/13/2010 12/15/2009	—	—	—			$32,000

Morgan-Prager, Karole	— — 4,000 8,000 12,000 16,000 12,000 12,000 12,000 10,000	20,000 16,000 12,000 8,000 4,000	(2) (3) (4) (5) (6)	—	$ $ $ $ $ $ $ $ $ $	42.50 59.09 71.10 67.31 57.20 45.98 40.38 40.38 32.88 28.19	12/12/2016 12/13/2015 12/14/2014 12/16/2013 12/17/2012 12/12/2011 12/13/2010 12/15/2009 11/30/2008 12/16/2007	—	—	—			$16,000

(1)	Market value calculated by multiplying the closing market price of our Class A Common Stock on December 29, 2006 by the number of units of stock.
(2)	One-quarter of these SARs vest on each of March 1, 2008, March 1, 2009, March 1, 2010 and March 1, 2011, based on continued service.
(3)	One-quarter of these SARs vest on each of March 1, 2007, March 1, 2008, March 1, 2009 and March 1, 2010, based on continued service.
(4)	One-third of these options vest on each of March 1, 2007, March 1, 2008 and March 1, 2009, based on continued service.
(5)	One-half of these options vest on each of March 1, 2007 and March 1, 2008, based on continued service.
(6)	These options vest on March 1, 2007.
(7)

This aggregate amount reflects the award of 25,000 shares of Class A Common Stock reflected in the Grants of Plan-Based Awards table. The vesting conditions applicable to this award are described in footnote 3 to that table. The remaining 40,000 shares comprise Mr. Pruitt’s 2005 restricted stock grant. More specifically, on January 25, 2005, the Committee awarded Mr. Pruitt 40,000 shares of restricted Class A Common Stock under the Company’s 2004 Stock Incentive Plan. These restricted shares will vest on January 25, 2009, subject to certain performance criteria. In the event McClatchy’s operating income for fiscal year 2008 exceeds operating income for fiscal year 2004, all of the restricted shares will vest. In the event McClatchy’s operating income for fiscal year 2008 is 75% to 100% of operating income for fiscal year 2004, 50% of the restricted shares will vest. In the event McClatchy’s operating income for fiscal 2008 is less than 75% of operating income for fiscal year 2004, no shares of restricted stock will vest. Based on McClatchy’s performance and data provided by an outside consultant, the Committee believes these long-term incentive awards are reasonable and well within competitive practice for Mr. Pruitt’s level of responsibilities.

Option Exercises and Stock Vesting Table.    None of McClatchy’s NEOs exercised options or stock appreciation rights in fiscal year 2006. In addition, no restricted stock or performance shares held by any NEO vested in fiscal year 2006.

Pension Benefits Table.    The following table sets forth the present value of accumulated pension benefits under each of the Company’s Pension Plan and SERP for each of the NEOs during the fiscal year ended December 31, 2006. A present value calculation for accumulated pension benefits also reflects the amount of such benefit payable as a lump sum As further described in the discussion following this table, neither the SERP nor the Pension Plan benefit displayed in the table is payable as a lump sum benefit. Under the terms of the Pension Plan and the SERP, these benefits would be payable as a single life annuity or a joint and 100% survivor annuity, if the participant was married as of the annuity commencement date. The single life annuity values are set forth below in the footnote to this table.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)(1) (d)		Present Value of Accumulated Benefit at Normal Retirement Age (e)		Payments During Last Fiscal Year ($)(f))
Pruitt, Gary B.	Supplemental Executive Retirement Plan The McClatchy Retirement Plan	21.67 21.67	$ $	5,108,914 311,999	$ $	5,053,664 340,140	$ $	0 0
Talamantes, Patrick J.	Supplemental Executive Retirement Plan The McClatchy Retirement Plan	5.75 5.75	$ $	143,052 42,153	$ $	100,846 42,153	$ $	0 0
Weil, Robert J.	Supplemental Executive Retirement Plan The McClatchy Retirement Plan	12.00 12.00	$ $	909,166 203,234	$ $	653,678 203,234	$ $	0 0
Whittaker, Frank R.J.	Supplemental Executive Retirement Plan The McClatchy Retirement Plan	21.17 21.17	$ $	1,587,193 474,128	$ $	1,211,908 362,181	$ $	0 0
Morgan-Prager, Karole	Supplemental Executive Retirement Plan The McClatchy Retirement Plan	10.92 10.92	$ $	225,096 95,295	$ $	155,016 95,295	$ $	0 0

(1)

Amounts represent the present value of the accumulated benefits available to each NEO under the retirement plans represented above. The valuation method and the material assumptions applied in quantifying the present value of the accrued benefit, are the same as referenced in Note 7 to the Company’s audited financials contained in its Form 10-K for the year ended December 31, 2006. Specifically, the assumptions used to determine the present value under the Pension Plan were a 5.98% interest rate and the RP 2000 mortality table, and to determine the present value under the SERP were a 6% interest rate and the RP 2000 mortality table. The following are the single life annuity monthly amounts payable to NEOs under the SERP and the Pension Plan, respectively, at the earliest age of unreduced retirement benefit: (a) to Mr. Pruitt, $66,674 and $4,859, (b) to Mr. Talamantes, $3,103 and $1,289, (c) to Mr. Weil, $8,682 and $2,691, (d) to Mr. Whittaker, $15,935 and $4,747, and (e) to Ms. Morgan-Prager, $4,006 and $2,449. For Mr. Pruitt, normal retirement age is age 60 under the SERP and age 65 under the Pension Plan, and for all other NEOs, normal retirement age is age 65 under both the SERP and the Pension Plan. Under the SERP, an unreduced benefit is payable to a vested participant who terminates employment within three years of normal retirement age.

Pension Plan.    Each NEO is a participant under McClatchy’s Retirement Plan (the “Pension Plan”). The Pension Plan is a qualified defined benefit pension plan open to full-time and part-time employees of McClatchy and other participating subsidiaries who satisfy a six-month service requirement to become participants in the Plan. Benefits accrue as a lifetime annuity payable monthly commencing at age 65, the normal retirement age under the Pension Plan. Benefits accrue at a rate of 1.3% of average monthly earnings times years of benefits service up to a maximum of 35 such years. Benefits vest after five years of service, or, if earlier, and the participant remains an employee at that time, when the participant attains age 65. Average monthly earnings is determined from an average of monthly base pay averaged over the five consecutive calendar years that produces the highest average.

A participant who has terminated employment generally may not commence benefits prior to age 55. The Pension Plan provides a subsidized early retirement benefit to any a participant with 20 or more years of eligible service, and pursuant to which a the participant would be eligible to receive an unreduced benefit following termination of employment beginning at age 62. Finally, the Plan provides for benefits to be paid in the following annuity forms: a single life annuity, either a 50% or 100% joint and last survivor annuity, or a ten-year term-certain annuity. Lump sum payment is not available, except for certain de minimis accruals.

The Internal Revenue Service Code limits the maximum benefit that may be paid under the Pension Plan, by subjecting annual earnings that can be taken into account in the pension formula to a cap (for 2007, $225,000) and by limiting the amount of benefit that can be paid from the plan ( for 2007, an annuity at normal retirement age cannot exceed $180,000).

Supplemental Pension Plan.    McClatchy’s Supplemental Executive Retirement Plan (the “SERP”) provides enhanced pension benefits to our NEOs in addition to the amounts that are permitted to accrue under the Pension Plan, in order to provide post-retirement income commensurate with years of service to McClatchy and taking into consideration the NEO’s actual income levels. Accordingly, the SERP benefit is determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. The SERP provides a benefit accrued at normal retirement age equal to 1.5% of enhanced average monthly earnings multiplied by years of SERP participation service, up to a maximum of 35 such years. Enhanced average monthly earnings take into account both base salary and the performance-based annual incentive compensation. The monthly average is determined for the 36 consecutive months of Pension Plan participation that produces the highest monthly average. The overall SERP benefit then is offset by the benefit accrued under the Pension Plan. A SERP participant is vested in his or her SERP benefit after five years of service.

The SERP does not provide for payment as a lump sum, but rather provides for benefit in the same form and at the same time as elected under the Pension Plan. Under the SERP, an unreduced benefit is payable to a vested participant who terminates employment within three years of normal retirement age. In the case of Mr. Pruitt, the SERP benefit is determined as described above, however, his benefit accrues at a rate of 2% of enhanced monthly average compensation, with a benefit service maximum of 30 years, and age 60 is treated as normal retirement age.

Nonqualified Deferred Compensation.    McClatchy does not sponsor any non-qualified deferred compensation plan for any of its NEOs.

Potential Payments upon Termination and Agreements and Change-in-Control

Mr. Pruitt Employment Agreement

McClatchy entered into an employment agreement, dated June 1, 1996, and amended and restated on October 20, 2003, with Mr. Pruitt. On June 1 of each year, the term of the agreement automatically extends for one year so that effective on each June 1, the remaining term of employment is a full three-year period. The Board of Directors can elect to terminate the automatic extension feature of the agreement; however, that election would apply only to term extensions that would become effective more than 60 days after notice.

If, during the term of the agreement, Mr. Pruitt’s employment is involuntarily terminated for any reason other than “cause,” “mental incompetence” or “disability,” or if he resigns for “good reason” (as these terms are defined below), he is entitled to a supplemental severance payment for the balance of the term of the agreement then in effect, equal to 300% of (i) his base salary, at the rate then in effect, plus (ii) the average of his annual bonuses for the three completed fiscal years prior to termination. The severance payment can be made in a lump sum or, at Mr. Pruitt’s election (subject to the approval of the Board of Directors), in five equal annual installments. If Mr. Pruitt had terminated on December 31, 2006 under circumstances giving rise to severance, the cash severance amount would have been $6,025,000.

In addition, if a severance payment is made, Mr. Pruitt’s group insurance coverage would be continued until the third anniversary of the effective date of the termination of employment, or until he and his dependents become eligible for comparable coverage as a result of his re-employment, whichever is earlier. The current value of this benefit, assuming a severance payment was made on December 31, 2006, is $167,554.

For purposes of the severance benefits described above, “cause” means (i) Mr. Pruitt’s willful failure to substantially perform his duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, or (ii) Mr. Pruitt’s willful act of gross misconduct that is materially injurious to the Company. In addition, “good reason” means (i) Mr. Pruitt’s demotion, (ii) a material reduction in his responsibility or authority (including, without limitation, loss of the title or functions of the Chief Executive Officer of the Company or its successor), (iii) Mr. Pruitt’s removal from the Company’s Board of Directors, (iv) relocation of the Company’s headquarters from Sacramento, California, or (v) any situation that would impair the ability of Mr. Pruitt to exercise the authority and perform the functions customarily exercised and performed by the Company’s Chief Executive Officer.

If, during the term of the agreement, Mr. Pruitt’s employment is terminated because of disability, he would be entitled to a supplemental disability benefit in an amount equal to 60% of his base salary at the rate then in effect, reduced by all other disability benefits that are payable to him under McClatchy’s group insurance plan and all federal or state insurance programs. The supplemental disability benefit would be payable until the third anniversary of the effective date of the termination of employment or until disability benefits under McClatchy’s group insurance plan are discontinued, whichever is earlier. The amount of this benefit currently would be $630,000 payable for each of the three years. McClatchy has insurance coverage for the full amount of these payments. As a result, if Mr. Pruitt had terminated employment on account of disability on December 31, 2006, these payments would have been made from the long-term disability insurance policy, the premiums for which are included in the “All Other Compensation” column of the “Summary Compensation Table,” and further described in footnote 6 to that table. In addition, if, during the term of the agreement, Mr. Pruitt’s employment is terminated because of disability, his group insurance benefits would be continued for three-years or, if of shorter duration, as long as any disability benefit is payable. The premium cost of three years of such continued coverage as of December 31, 2006 would have been $76,821.

Under the terms of Mr. Pruitt’s employment agreement, in the event it is determined that any payment or distribution to, or for the benefit of, Mr. Pruitt (including the right to exercise or vesting of options, restricted stock or other equity compensation) made by McClatchy, its affiliates or any person who acquires ownership or effective control of a substantial portion of McClatchy or its assets (within the meaning of section 280G of the Internal Revenue Code of 1986 (“Code”)) would be subject to the excise tax imposed by section 4999 (the “Excise Tax”) of the Code, then such payments or distributions made to Mr. Pruitt will be reduced to $1 less than the value at which such payments or distributions would be subject to the Excise Tax. Mr. Pruitt will have the right to designate the rights, payments or benefits that will be reduced or eliminated so as to avoid having the payment or benefit deemed subject to Excise Tax.

Change-in-Control Arrangements

In the event of a change in control of McClatchy, NEO equity awards that are then unvested will become fully vested and nonforfeitable. If a change in control had occurred on December 31, 2006, the equity awards becoming vested would have consisted of the SARs and performance restricted stock set forth in the following table.

Name	Value of SARs ($)	Value of Performance Restricted Stock ($)	Total ($)
Gary B. Pruitt	$80,000	$2,814,500	$2,894,500
Patrick J. Talamantes	$25,600	N/A	$25,600
Robert J. Weil	$32,000	N/A	$32,000
Frank R.J. Whittaker	$32,000	N/A	$32,000
Karole Morgan-Prager	$16,000	N/A	$16,000

In general, under McClatchy’s stock incentive plans, including its 2004 Stock Incentive Plan, upon a change in control (as defined in the applicable plan), each grantee under the plan is entitled to 100% vesting of any unvested options, SARs or other equity awards that until that time would have been outstanding but unvested. Employee awards currently are made under the 2004 Stock Incentive Plan.

Note, however, that as described above, Mr. Pruitt’s employment agreement would require a cut-back of benefits that otherwise would constitute excess parachute payments under section 4999 of the Code (taking into account severance payments and all other benefits treated as paid in connection with a change in control). In addition, for the NEOs other than Mr. Pruitt, there is neither a cut-back provision nor a gross-up provision that would apply in connection with a change in control of the Company. Accordingly, if payments made in connection with a change in control were to result in excess parachute payments, the NEOs would be subject to the 20% excise tax under section 4999 of the Code. Apart from the acceleration of options, SARs, and any other award then outstanding under the Company’s equity incentive plan, there are no payments payable on account of termination of employment or otherwise in connection with a change in control of the Company to NEOs other than Mr. Pruitt.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes McClatchy’s equity plan information as of December 31, 2006.

Equity Compensation Plan Information

Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($/Share)	Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders
Amended and Restated 1990 Directors’ Stock Option Plan	40,625	$31.55	—
Amended and Restated 1994 Stock Option Plan	1,743,100	51.85
2001 Director Option Plan	207,500	58.61	290,000
2004 Stock Incentive Plan	1,824,500	54.71	1,175,500
Amended Employee Stock Purchase Plan	1,458,429	NA	416,571
Equity compensation plans not approved by shareholders
1997 Stock Option Plan	249,600	47.74	61,823

Total	5,523,754		1,943,894

1997 Stock Option Plan

The Board of Directors originally adopted the McClatchy Company 1997 Stock Option Plan (the “1997 Plan”) effective as of December 10, 1997. The 1997 Plan was amended and restated as of February 1, 2001. McClatchy shareholders have not approved the 1997 Plan. The 1997 Plan provides for the granting of nonqualified stock options.

A total of 750,000 shares of the Company’s Class A Common Stock (the “Shares”) were reserved under the 1997 Plan and 46,073 Shares remain for future issuance. The number of Shares available for future issuance, the number of Shares covered by outstanding stock options and the exercise price under outstanding stock options are subject to adjustment for any future stock splits, stock dividends, non-stock dividends having a material effect on the value of the Shares, Share combinations, recapitalizations, or similar changes as described in the 1997 Plan.

Stock options may be granted under the 1997 Plan to active employees of McClatchy or any subsidiary. A committee appointed by the Board of Directors (the “Committee”) selects employees who will receive options and determines the terms and conditions of the stock options. The exercise price of stock options may be less than the fair market value as of the date of grant. As of the date of this proxy statement, no options have been granted at less than the fair market value as of the date of grant. Options generally vest in installments over an employee’s period of service with McClatchy or any subsidiary. All unexpired stock options granted under the 1997 Plan on or after January 12, 2001, become fully vested upon a change in control, as such term is defined in the 1997 Plan. The maximum term of a stock option granted under the 1997 Plan is ten years.

Stock options are generally nontransferable other than by will or by the laws of descent and distribution. The exercise price of stock options must be paid in full at the time of exercise. The Committee may permit payment through the tender of Shares already owned by the participant or consideration received under a “cashless exercise” program.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, William K. Coblentz served as the chairperson and Molly Maloney Evangelisti, Larry Jinks, S. Donley Ritchey and Maggie Wilderotter served as members of the Compensation Committee. None of these individuals was an officer or employee of McClatchy at any time during fiscal 2006, and none of these individuals has ever been an officer of McClatchy. No executive officer of McClatchy has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of Board of Directors or Compensation Committee of McClatchy.

Certain Relationships and Related Transactions

Our Audit Committee is responsible for reviewing and approving the terms of all related party transactions. McClatchy currently has no related party transactions.

REPORT OF THE AUDIT COMMITTEE

S. Donley Ritchey serves as the chairperson and Leroy Barnes, Jr., Kathleen Foley Feldstein, Larry Jinks, Joan F. Lane, and Frederick R. Ruiz serve as members of the Audit Committee. Each of the chairperson and members of the Audit Committee is independent (as that term is defined under the NYSE’s current listing standards). The Board of Directors has designated Mr. Ritchey and Mr. Barnes as “audit committee financial experts” as defined by Item 401(h) of Regulation S-K. The Board of Directors has adopted a written charter for the Audit Committee, which was most recently reviewed on March 22, 2007. Among other things, the Audit Committee:

•	appoints and oversees the work of the independent auditors and reviews and recommends the discharge, if necessary, of the independent auditors;

•

pre-approves (or may subsequently approve where permitted under the rules of the Securities and Exchange Commission) engagements of the independent auditors to perform audit or non-audit services, including by establishing pre-approval policies and procedures;

•	reviews the independence of the independent auditors, including setting hiring policies for employees or former employees of the independent auditors;

•

discusses with McClatchy’s independent auditors the financial statements and audit findings, including discussions with management and McClatchy’s independent auditors regarding any significant changes in the audit plan and difficulties or disputes with management encountered during the audit;

•	reviews with management and the independent auditors McClatchy’s annual SEC filings;

•	reviews with the independent auditors and the director of internal auditing the adequacy of McClatchy’s internal accounting controls;

•

reviews with management and the director of internal auditing significant findings during the year and management’s response to those findings, any difficulties encountered in the course of the internal audits and any changes in the scope of the internal audit plan;

•	generally discusses earnings press releases as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies;

•	establishes and reviews codes of conduct; and

•	establishes procedures for receiving, retaining and treating complaints and concerns with regard to accounting, internal accounting controls or auditing matters.

In this context, the Audit Committee hereby reports as follows:

•	it has reviewed and discussed the audited financial statements with management;

•	it has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380);

•	it has discussed with the independent auditors the auditors’ independence; and

•	it has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in McClatchy’s Annual Report on Form 10-K for the year ended December 31, 2006.

Respectfully submitted by the members of the Audit Committee of McClatchy.

S. DONLEY RITCHEY, Chairman

LEROY BARNES, JR.

KATHLEEN FOLEY FELDSTEIN

LARRY JINKS

JOAN LANE

FREDERICK R. RUIZ

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires McClatchy’s directors, executive officers, and beneficial owners of more than 10% of McClatchy’s Class A Common Stock to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of equity securities of McClatchy. Such officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish McClatchy with all Section 16(a) forms that they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. To our knowledge, based on our review of the forms that we received or written representations from reporting persons stating that they were not required to file these forms, during the fiscal year ended December 31, 2006, no other director, executive officer, or beneficial owner of more than 10% of McClatchy’s Class A Common Stock failed to timely file the forms required by Section 16(a) of the Exchange Act other Gary Pruitt, who as a result of an administrative error, reported a January 24, 2006 grant of 25,000 shares of Class A restricted stock on February 10, 2006.

OTHER MATTERS

The Board of Directors does not know of any business to be presented at the annual meeting other than the matters set forth above, but if other matters properly come before the meeting, your proxy holders will vote on the matters in accordance with their best judgment.

SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing an address with another shareholder may receive only one set of proxy materials to that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from:

Investor Relations 2100 Q Street Sacramento, California 95816 (916) 321-1846

Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals to be presented at McClatchy’s 2008 Annual Meeting of Shareholders must be received at the Corporate Secretary’s office, 2100 Q Street, Sacramento, California 95816, no later than December 1, 2007, to be considered for inclusion in the proxy statement and form of proxy for that meeting. In addition, we will seek discretionary authority in our proxy for our 2007 Annual Meeting of Shareholders to vote on any matter that may be considered at the meeting as to which we do not have notice prior to February 14, 2008, with any notice after such date considered untimely.

March 30, 2007	By Order of the Board of Directors

Karole Morgan-Prager, Corporate Secretary

THE McCLATCHY COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 16, 2007

The McClatchy Company proxy

CLASS A COMMON STOCK PROXY CARD

Proxy Solicited by the Board of Directors for the

Annual Meeting of Shareholders to be held on May 16, 2007

The undersigned hereby appoints Gary Pruitt and Karole Morgan-Prager, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes either of them to represent and to vote, as designated herein, all the shares of the Class A Common Stock of The McClatchy Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 16, 2007, or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as directed by the undersigned shareholder. If you do not provide voting directions, your shares will be voted FOR each of the Class A nominees for director proposed by the Board of Directors and FOR ratification of the appointment of Deloitte & Touche LLP as

McClatchy’s independent auditors. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

See reverse for voting instructions.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK HHH EASY HHH IMMEDIATE

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 15, 2007.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/mni/ — QUICK HHH EASY HHH IMMEDIATE

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 15, 2007.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The McClatchy Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. To elect directors to serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal. 01 Elizabeth Ballantine 02 Kathleen Foley Feldstein 03 P. Anthony Ridder 04 Maggie Wilderotter Vote FOR all nominees (except as marked) Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent auditors for the 2007 fiscal year.

For Against Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change ? Mark Box I plan to attend the meeting Date , 2007

Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

COMPANY #

Please detach here

THE McCLATCHY COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 16, 2007

The McClatchy Company proxy

CLASS B COMMON STOCK PROXY CARD

Proxy Solicited by the Board of Directors for the

Annual Meeting of Shareholders to be held on May 16, 2007

The undersigned hereby appoints Gary Pruitt and Karole Morgan-Prager, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes either of them to represent and to vote, as designated herein, all the shares of the Class B Common Stock of The McClatchy Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 16, 2007, or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as directed by the undersigned shareholder. If you do not provide voting directions, your shares will be voted FOR each of the Class B nominees for director proposed by the Board of Directors and FOR ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent auditors. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

See reverse for voting instructions.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK HHH EASY HHH IMMEDIATE

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 15, 2007.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/mni/ — QUICK HHH EASY HHH IMMEDIATE

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 15, 2007.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The McClatchy Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. To elect directors to serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal. 01 Leroy Barnes, Jr. 02 William K. Coblentz 03 Molly Maloney Evangelisti 04 Larry Jinks 05 Joan F. Lane 06 Brown McClatchy Maloney 07 William B. McClatchy 08 Kevin S. McClatchy 09 Theodore Mitchell 10 Gary B. Pruitt 11 S. Donley Ritchey 12 Frederick R. Ruiz Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent auditors for the 2007 fiscal year.

For Against Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box I plan to attend the meeting Date , 2007

Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

COMPANY #

Please detach here